Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BRIDGER, LLC,

AS SELLER,

AND

FERRELLGAS PARTNERS, L.P.,

AS PURCHASER

May 29, 2015

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APPENDICES:

Appendix A	-	Definitions

EXHIBITS:

Exhibit A	-	Financial Statements

Exhibit B	-	Registration Rights Agreement

Exhibit C	-	Release Agreement

Exhibit D	-	Transportation Logistics Agreement

SCHEDULES:

Schedule 2.3	-	Illustrative Calculation of Aggregate Adjustment

Schedule 3.1	-	Seller Knowledge Individuals

Schedule 3.8	-	Approvals

Schedule 4.2	-	Company Consents

Schedule 4.3	-	Membership Interests

Schedule 4.4	-	Subsidiaries

Schedule 4.5	-	Litigation

Schedule 4.6	-	Financial Statements

Schedule 4.8	-	Taxes

Schedule 4.9	-	Permits

Schedule 4.10	-	Company Contracts

Schedule 4.11	-	Environmental Matters

Schedule 4.12	-	Intellectual Property

Schedule 4.14(a)	-	Owned Real Property

Schedule 4.14(b)	-	Company Leases

Schedule 4.17	-	Employee Benefit Plans

Schedule 4.18	—	Liabilities Since the Balance Sheet Date

Schedule 4.19	—	Assets

Schedule 5.1	—	Purchaser Knowledge Individuals

Schedule 5.11	—	Approvals

Schedule 6.5	—	Restrictions on Certain Actions

Schedule 6.12	—	Affiliate Arrangements

Schedule 6.16	—	Assignment of Bridger Group Contracts

Schedule 8.2(h)	—	Resignations

Schedule 8.2(j)	—	Assignments and Consents

Schedule 11.3	—	Purchase Price Allocation

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated as of May 29, 2015 (the “Execution Date”), by and between Bridger, LLC, a Delaware limited liability company (“Seller”) and Ferrellgas Partners, L.P., a Delaware limited partnership (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A.                                    Seller owns (i) all of the outstanding membership interests (the “Membership Interests”) of Bridger Logistics, LLC, a Louisiana limited liability company (the “Acquired Company”) and (ii) directly or indirectly all of the issued and outstanding membership interests (the “Subsidiary Membership Interests”) of each of the Acquired Subsidiaries (together with the Acquired Company, the “Company Group”).

B.                                    The Acquired Company directly or indirectly owns or as of the Closing Date will directly or indirectly own all of the issued and outstanding Subsidiary Membership Interests.

C.                                    Seller desires to sell, and Purchaser desires to acquire, all of the Membership Interests upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1                                    Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2                                    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “day” or “days” shall mean calendar day, unless denoted as a Business Day. The words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation. When used in this Agreement, the word “either” shall be deemed to mean “one or the other”, not “both”. In each instance herein where the phrase “have a Material Adverse Effect” or similar phrase is used, such phrase shall be deemed to include “constitute a Material Adverse Effect.”

ARTICLE 2
PURCHASE AND SALE; PURCHASE PRICE

Section 2.1                                    Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, assign, convey and deliver to Purchaser the Membership Interests, and Purchaser shall purchase, acquire and accept the Membership Interests, in each case free and clear of Liens (other than Liens arising as a result of applicable state or federal securities Laws).

Section 2.2                                    Purchase Price. The aggregate consideration to be paid by Purchaser for the Membership Interests (the “Purchase Price”) shall be equal to (i) $562,500,000, (the “Cash Purchase Price”), plus (ii) the Aggregate Adjustment as finally determined pursuant to and at the time provided under Section 2.4 (which the Parties agree may be a negative number), minus (iii) the Seller Portion of the R&W Premium Amount, plus (iv) 11,200,000 LP Units (the “Equity Purchase Price”). The Estimated Cash Purchase Price shall be paid as provided in Section 8.3(a).

Section 2.3                                    Closing Estimates. At least three Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) containing Seller’s good faith estimate of the Estimated Aggregate Adjustment, together with a reasonably detailed computation of such estimate. Attached hereto as Schedule 2.3 is an illustrative calculation of the Aggregate Adjustment as of the Balance Sheet Date, as if the Balance Sheet Date was the Closing Date. The Estimated Aggregate Adjustment shall be prepared in accordance with the illustrative calculation included on Schedule 2.3 using the same methodologies, practices, policies and judgments as were used in the preparation of the Financial Statements, except as otherwise expressly provided in this Agreement, including Schedule 2.3 (the “Accounting Principles”).

Section 2.4                                    Post-Closing Purchase Price Reconciliation.

(a)                                 As soon as reasonably practicable following the Closing Date, and in any event within 60 days thereafter, Purchaser shall deliver to Seller a closing statement (the “Closing

Statement”), setting forth Purchaser’s good faith calculation of the Aggregate Adjustment. Purchaser shall prepare the Closing Statement and the Aggregate Adjustment in accordance with the illustrative calculation included on Schedule 2.3 using the Accounting Principles.

(b)                                 Within 30 days after Seller’s receipt of the Closing Statement, Seller shall notify Purchaser in writing whether Seller agrees or disagrees with the Closing Statement. If Purchaser does not receive such notice within such 30-day period, it shall be deemed that Seller has accepted the Closing Statement with respect to all items set forth therein as of the expiration of such 30-day period. If Seller accepts (or is deemed to accept, as provided in the immediately preceding sentence) the Closing Statement, Purchaser or Seller, as appropriate, shall, within five Business Days of such acceptance (or deemed acceptance), make the following adjustments: (i) if the Aggregate Adjustment is $1,000,000 greater than the Estimated Aggregate Adjustment, Purchaser shall pay to Seller the full amount by which the Aggregate Adjustment exceeds the Estimated Aggregate Adjustment in cash (by means of federal funds wire or interbank transfer in immediately available funds) or (ii) if the Aggregate Adjustment is $1,000,000 less than the Estimated Aggregate Adjustment, Seller shall pay to Purchaser the full amount by which the Aggregate Adjustment is less than the Estimated Aggregate Adjustment in LP Units, valued at $24.55 per LP Unit; provided, that any Retention Bonus Amounts shall not be subject to the $1,000,000 threshold described in clause (ii).  In the event that any payment required by this Section 2.4(b) is not made by the appropriate Party when due pursuant to the terms of this Section 2.4(b), such payment shall accrue interest from the date such payment was due at the lesser of (A) 5% per annum and (B) the maximum rate permitted by applicable Law.

(c)                                  If Seller disagrees with Purchaser’s calculation of the Aggregate Adjustment set forth in the Closing Statement, each notice delivered by or on behalf of Seller pursuant to Section 2.4(b) (a “Seller Notice of Disagreement”) shall specify Seller’s calculation of the Aggregate Adjustment and shall specify in reasonable detail the items or amounts as to which Seller disagrees and the nature and extent of such disagreement. Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the Aggregate Adjustment. Purchaser and Seller shall have a period of 30 days from Purchaser’s receipt of a Seller Notice of Disagreement to resolve any disagreement specified therein. Any disputed amounts that cannot be agreed to by the Parties within 30 days after Purchaser’s receipt of a Seller Notice of Disagreement shall be determined by PricewaterhouseCoopers LLP, (the “Accounting Firm”). The engagement of and the determination by the Accounting Firm (or any other accounting firm designated by the Accounting Firm as set forth below) shall be completed within 60 days after such assignment is given to the Accounting Firm and shall be final and binding on, and non-appealable by, Seller and Purchaser. If for any reason the Accounting Firm is unable to act in such capacity, such determination will be made by any other nationally recognized accounting firm selected by the Accounting Firm, which other accounting firm does not have a material relationship with either Seller or Purchaser. Purchaser agrees that it will cause each member of the Company Group to promptly provide reasonable access to its books, records, supporting documents, work papers and personnel to Seller and its Representatives (including the Accounting Firm) at reasonable times in connection with any dispute under this Section 2.4(c), and Purchaser and Seller agree that they will use their Commercially Reasonable Efforts to cause their respective independent accountants to cooperate and assist in the preparation of the conduct of the audits and reviews referred to in this Section 2.4(c). Notwithstanding the foregoing, the access Purchaser is obligated to cause to be provided hereunder shall not be construed to cause any member of the Company Group or Purchaser to take any action that could adversely affect the attorney-client privilege (or any similar privilege). The fees and expenses payable to the Accounting Firm (or any other accounting firm designated by the Accounting Firm) in connection with determining the difference, if any, in the Aggregate Adjustment set forth in the Closing Statement as finally determined pursuant to this Section 2.4(c) (the “Final Adjustment Amount”) shall be split equally between Purchaser and Seller.

(d)                                 Within five Business Days of the date on which the last disputed item required to determine the Final Adjustment Amount is resolved by the Accounting Firm, Purchaser or Seller, as appropriate, shall make the payments described in Section 2.4(b) hereof.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Section 3.1                                    Generally.

(a)                                 Inclusion of a matter on a Schedule in relation to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule for information purposes only.

(b)                                 Subject to the foregoing provisions of this Section 3.1, the disclaimers and waivers contained in and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser as of the date hereof and as of the Closing the matters set out in Section 3.2 through Section 3.9.

Section 3.2                                    Title to Membership Interests. Seller has good, valid, and marketable title to, and is the record and beneficial owner of, all of the Membership Interests and (directly or indirectly) all of the Subsidiary Membership Interests, free and clear of all Liens, other than (i) Liens that will be released at or before Closing and (ii) restrictions on transfer that may be imposed by federal or state securities Laws or the Governing Documents of the Company Group. Upon consummation of the transactions contemplated hereby, Purchaser will acquire good, valid, and marketable title to all of the Membership Interests and all of the Subsidiary Membership Interests, free and clear of all Liens, other than Liens that may arise by virtue of any actions taken by or on behalf of Purchaser or its Affiliates. The Membership Interests constitute 100% of the Equity Securities in the Acquired Company, and the Subsidiary Membership Interests constitute 100% of the Equity Securities in the Acquired Subsidiaries.

Section 3.3                                    Existence and Qualification. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.4                                    Authorization and Enforceability. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by or on behalf of Seller on or prior to Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company or similar action on the part of Seller.  This Agreement has been duly executed and delivered by or on behalf of Seller (and all documents required hereunder to be executed and delivered by or on behalf of Seller at or prior to Closing will be duly executed and delivered by or on behalf of Seller) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligation of Purchaser) constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.5                                    No Conflicts. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by or on behalf of Seller and the transactions contemplated herein and therein, will not (a) violate any provision of the Governing Documents of Seller, (b) result in default (with due notice or lapse of time or both) or the creation of any material Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party, (c) violate any Laws applicable to Seller as a party in interest or otherwise, except any matters described in clauses (b) or (c) above that would not materially and adversely affect Seller’s ability to consummate the transactions contemplated hereby.

Section 3.6                                    Litigation. There are no Proceedings pending or, to the Knowledge of Seller, threatened before any Governmental Body or arbitrator against Seller that are reasonably likely to materially impair Seller’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by or on behalf of Seller on or prior to the Closing.

Section 3.7                                    Liability for Brokers’ Fees. Neither Purchaser nor any member of the Company Group shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or any Affiliate of Seller, in each case, for Transaction Expenses, brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 3.8                                    Approvals. Except in connection with the HSR Act or as set forth in Schedule 3.8, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Body or any Third Party, in each case, that is material to the Business, is required to be obtained or made by Seller in connection with the execution, delivery or performance of this Agreement, each other agreement, instrument or document executed by Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by Seller of the transactions contemplated hereby and thereby.

Section 3.9                                    Investment Intent; No Reliance. Seller is acquiring the LP Units comprising the Equity Purchase Price (the “LP Consideration Units”) for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws. In determining whether to execute, deliver and perform its obligations under this Agreement, Seller has not relied on any representations or warranties of the Purchaser or any Affiliate, agent or representative of Purchaser of any kind or character, except the representations and warranties specifically set forth in this Agreement. Seller has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the LP Consideration Units and is capable of bearing the economic risk of such investment. Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Seller is acquiring the LP Consideration Units for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the LP Consideration Units. Seller does not have any contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the LP Consideration Units. Seller acknowledges and understands that (a) the acquisition of the LP Consideration Units has not been registered under the Securities Act in reliance on an exemption therefrom and (b) the LP Consideration Units will, upon such acquisition, be characterized as “restricted securities” under state and federal securities Laws. Seller further acknowledges and understands that the LP Consideration Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

Section 3.10                             Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR ARTICLE 4 OR ANY OTHER DOCUMENT REQUIRED TO BE EXECUTED AND DELIVERED BY OR ON BEHALF OF SELLER, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY MEMBER OF THE SELLER GROUP).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Subject to the provisions of Section 3.1(a), the disclaimers and waivers contained in and the other terms and conditions of this Agreement, Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing the matters set out in Section 4.1 through Section 4.19.

Section 4.1                                    Existence and Qualification. The Acquired Company is a limited liability company, validly existing and in good standing under the Laws of the State of Louisiana, and has all requisite limited liability company power and authority to conduct the Business as it is now being conducted and to own, lease and operate its properties and assets where such properties and assets are now owned, leased or operated. The Acquired Company is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which either the ownership or use of the assets owned or used by it, or the nature of the activities conducted by it, makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not constitute a Material Adverse Effect. Seller has previously delivered to Purchaser true, correct and complete copies of the Governing Documents for the Acquired Company.

Section 4.2                                    No Conflicts. The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement, will not (a) violate any provision of the Acquired Company’s Governing Documents or of the Governing Documents of any of the Acquired Subsidiaries, (b) assuming all of the consents set forth on Schedule 4.2 have been obtained (the “Company Consents”), result in a violation or the creation of any Lien, or a breach of or default (or give rise to any material right of termination, cancellation, amendment, modification, or acceleration) under any Company Contract, (c) assuming the Company Consents have been obtained, require the consent or approval of any Governmental Body, or notice to, or declaration, filing or registration with, any Governmental Body, under any applicable Law, or (d) violate any Laws applicable to the Acquired Company or any of the Acquired Subsidiaries, except any matters described in clause (b) above that would not constitute a Material Adverse Effect.

Section 4.3                                    Capitalization. Except as set forth on Schedule 4.3, Seller is the direct owner, holder of record, and beneficial owner of the Membership Interests free and clear of all Liens, restrictions on transfer or other encumbrances other than Liens that will be released at or before Closing, those arising pursuant to or expressly contemplated in this Agreement, the Governing Documents of the Acquired Company, applicable securities Laws or as a result of Purchaser’s acquisition of the Membership Interests, including financings related to such acquisition and, without limiting the generality of the foregoing, none of the Membership Interests are subject to any voting trust, member agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of the Acquired Company, other than the Governing Documents of the Acquired Company. When transferred to Purchaser at Closing, the Membership Interests will be owned by Purchaser free and clear of all Liens other than those arising pursuant to the Governing Documents of the Acquired Company, applicable securities Laws or as a result of Purchaser’s acquisition of the Membership Interests, including financings related thereto. The Membership Interests are duly authorized and validly issued, non-assessable (subject to the terms of the Governing Documents of the Acquired Company and the Delaware Limited Liability Company Act) and constitute all of the outstanding Equity Securities of the Acquired Company. The Acquired Company has not granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities or warrants) of the Acquired Company. There are no outstanding contractual obligations of the Acquired Company to repurchase, redeem or otherwise acquire any Equity Security.

Section 4.4                                    Subsidiaries. Each Acquired Subsidiary is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to conduct its Business as it is now being conducted and to own, lease and operate the assets of the Business where such assets are now owned or used by it, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be material to any of the Acquired Subsidiaries, taken as a whole. Each Acquired Subsidiary is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which either the ownership or use of the assets owned or used by it, or the nature of the activities conducted by it, makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not constitute a Material Adverse Effect. Each Acquired Subsidiary (including the amount or percentage of the Acquired Company’s direct or indirect ownership in each Acquired Subsidiary) and its respective jurisdiction of organization and qualification is identified on Schedule 4.4. Except as set forth in Schedule 4.4, the Acquired Company and the Acquired Subsidiaries do not, directly or indirectly, own any Equity Securities in any other Person.

(a)                                 Except as disclosed in Schedule 4.4, all of Subsidiary Membership Interests are owned by the Acquired Company, directly or indirectly, free and clear of all Liens other than Liens that will be released at or before Closing, Liens arising under the Governing Documents of the Acquired Subsidiary or applicable securities Laws. Except as disclosed in Schedule 4.4, none of the Acquired Subsidiaries have granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities or warrants) of such Subsidiary. All Subsidiary Membership Interests have been duly authorized and validly issued and were not issued in violation of, or (except as disclosed in Schedule 4.4) subject to, any preemptive rights or preferential rights of subscription or purchase of any other Person.

(b)                                 None of the Subsidiary Membership Interests are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Subsidiary Membership Interests, other than the Governing Documents of the Acquired Subsidiaries or as set forth on Schedule 4.4. There are no outstanding contractual obligations to repurchase, redeem or otherwise acquire any Subsidiary Membership Interests. The Subsidiary Membership Interests constitute 100% of the Equity Securities in the Acquired Subsidiaries.

Section 4.5                                    Litigation. Except as set forth on Schedule 4.5 or expressly described in the footnotes to the Financial Statements, no Proceedings are pending against, and there are no outstanding Governmental Orders to which the Acquired Company or an Acquired Subsidiary is a party or by which it is bound, and to the Knowledge of Seller, no such Proceedings or Governmental Orders have been threatened against the Acquired Company or any of the Acquired Subsidiaries, that would be material to the Company Group, taken as a whole.

Section 4.6                                    Financial Statements. Seller has previously delivered to Purchaser (i) an unaudited consolidated balance sheet for the Pre-Reorganization Company Group as of the Balance Sheet Date (the “Balance Sheet”) and the related consolidated statements of operations, cash flows and changes in equity for the Pre-Reorganization Company Group for the three months ended on the Balance Sheet Date (together with the Balance Sheet, the “Interim Financial Statements”) and (ii)  audited consolidated balance sheets for the Pre-Reorganization

Company Group as of December 31, 2012, December 31, 2013 and December 31, 2014 and the related consolidated statements of operations, cash flows and changes in equity for the Pre-Reorganization Company Group for the years ended December 31, 2012, December 31, 2013 and December 31, 2014, as applicable (the “Year-End Financial Statements” and, together with the Interim Financial Statements, the “Financial Statements”). The Financial Statements are attached hereto as Exhibit A. Except as set forth on Schedule 4.6, the Financial Statements (i) are true, correct and complete and (ii) have been prepared in accordance with GAAP and fairly present in all material respects the assets, liabilities, results of operations, cash flows and financial position of the Company Group as of the date set forth therein; provided, however, the Interim Financial Statements may not include all footnotes required by GAAP and may not include all year-end adjustments required by GAAP.

Section 4.7                                    Absence of Certain Changes.

(a)                                 Since the Balance Sheet Date, and through the date hereof, (i) the Acquired Company and each Acquired Subsidiary has conducted its respective business only in the ordinary course, and there has not been (A) any damage, destruction or loss, whether or not covered by insurance, that would, individually or in the aggregate, have a Material Adverse Effect, (B) any declaration, setting aside or payment of any non-cash or in-kind dividend or other distribution of Equity Interests or property other than cash or cash equivalents with respect to the Equity Interests of the Acquired Company or any Acquired Subsidiary or (C) any change in accounting methods, principles or practices affecting the Company Group, except as required or permitted by GAAP and (ii) neither Seller nor any of the Acquired Company or any Acquired Subsidiary has taken any action or agreed to take any action which, if taken after the date hereof, would be prohibited by Section 6.5 absent consent of Purchaser.

(b)                                 Since the Balance Sheet Date, there has not been any event or development that would, individually or in the aggregate, have a Material Adverse Effect.

Section 4.8                                    Taxes. Except as set forth on Schedule 4.8, (a) all Tax Returns that are required to be filed by the Acquired Company or any of the Acquired Subsidiaries have been timely filed, taking into account all permitted extensions and such Tax Returns are correct and complete in all respects, (b) all Taxes due and payable by the Acquired Company or any of the Acquired Subsidiaries have been paid in full, except for amounts that are being contested in good faith through appropriate proceedings and which proceedings are disclosed on Schedule 4.8 and as of the Closing Date, all Taxes that accrue or are due and payable by the Acquired Company or any Acquired Subsidiaries in respect of a Pre-Closing Tax Period have been paid in full except for Taxes that are included as a liability in the Financial Statements or the Closing Balance Sheet, (c) no waivers or extensions of statutes of limitations have been given or requested in writing with respect to Taxes of the Acquired Company or any of the Acquired Subsidiaries or any Tax Returns of the Acquired Company or the Acquired Subsidiaries for which waivers or extensions are currently in effect, (d) neither the Acquired Company nor any of the Acquired Subsidiaries has any liability for the Taxes of any Person (other than the Acquired Company or any Acquired Subsidiary) as a transferee or successor, as a result of being a member of a combined or consolidated group, pursuant to a Law or by Contract (other than any Contract not primarily related to Taxes), (e) there are no ongoing audits or Proceedings involving Taxes of the Acquired Company or any of the Acquired Subsidiaries; (f) there are no Liens for Taxes (other than Permitted Liens) on any of the assets of the Acquired Company or any of the Acquired Subsidiaries; and (g) the Acquired Company and each Acquired Subsidiary (i) is treated as a disregarded entity for U.S. federal income tax purposes and (ii) has been treated as a disregarded entity or partnership for U.S. federal income tax purposes since the time of its formation.

Section 4.9                                    Compliance with Laws; Permits. Except as set forth in Schedule 4.9, the Acquired Company and the Acquired Subsidiaries are and since January 1, 2012, have been in compliance in all material respects with all applicable Laws, and neither Seller, the Acquired Company or any Acquired Subsidiary has received any written notice (or to the Knowledge of Seller, any other notice) from any Governmental Body or any other Person that the Acquired Company or any Acquired Subsidiary is in material violation of, or has materially violated, any Laws. On the Closing Date, the Acquired Company and the Acquired Subsidiaries will have, in effect all material Permits reasonably necessary to carry on the Business, as now conducted, including those Permits that are listed on Schedule 4.9 (such Permits listed on Schedule 4.9 being the “Material Permits”), and there has occurred no uncured default under any Material Permit, except for such failures to be in full force and effect or non-compliance as would not be material to the Company Group, taken as a whole. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to a right of termination or cancellation) of any Material Permit. Notwithstanding the foregoing, this Section 4.9 does not relate to Taxes (which are addressed exclusively in Section 4.8) or Permits required under Environmental Laws, or compliance with Environmental Laws, (which, in each case, are addressed exclusively in Section 4.11).

Section 4.10                             Contracts.

(a)                                 Schedule 4.10(a) sets forth a complete and accurate list of all of the following Contracts to which the Acquired Company or any Acquired Subsidiary is a party (the “Company Contracts”) or by which any of them is otherwise bound:

(i)                                     any indenture, mortgage, loan, credit or similar Contract under which the Acquired Company or any Acquired Subsidiary has borrowed money, issued any note, bond, indenture or other evidence of indebtedness for borrowed money or sold and leased back assets;

(ii)                                  any Contract under which the Acquired Company or an Acquired Subsidiary has granted a Lien on its assets or properties to secure Indebtedness of any Person;

(iii)                               any Contract that includes a guarantee by the Acquired Company or any Acquired Subsidiary of any obligation of another Person (other than of the Acquired Company or any Acquired Subsidiary);

(iv)                              any Contract establishing any joint venture, strategic alliance, partnership or other collaboration (including arrangements under which proprietary information is shared);

(v)           any Contract under which the Acquired Company or an Acquired Subsidiary is obligated to sell or lease real or personal property having a value in excess of $500,000;

(vi)          any Contract that the Acquired Company reasonably expects will require expenditures or generate revenues in the 12-month period ending after the Closing Date in excess of $500,000; provided, however, that the listing of an agreement on Schedule 4.10(a)(vi) is not a representation or warranty that the agreement will generate such revenues in such period in excess of $500,000;

(vii)         any Contract that expressly limits, impedes, interferes with or restricts the ability of the Acquired Company or any Acquired Subsidiary (A) to compete in or enter into or do any line of business in any geographic area or (B) to solicit or hire any Person;

(viii)        any Contract (other than employment contracts and compensatory arrangements) with any Affiliate of the Seller (other than Contracts with another member of the Company Group) or any current or former officer, director or stockholder of the Seller or any of its Affiliates;

(ix)          any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Acquired Company or any Acquired Subsidiary of any operating business or material assets or the capital stock of any other Person;

(x)           any Contract providing for severance, retention, change in control or other similar payments;

(xi)          any Contract for the employment of any individual on a full-time, part-time or other basis providing for target annual compensation in excess of $200,000 and labor or collective bargaining Contracts;

(xii)         any customer or supplier Contract containing a “most favored nations” pricing arrangement, special warranties, agreements to take back or exchange goods or similar arrangements;

(xiii)        any Contract obligating the Acquired Company or any Acquired Subsidiary to provide or obtain products or services for a period of more than 30 days or requiring the Acquired Company or any Acquired Subsidiary to purchase or sell a stated portion of requirements or outputs;

(xiv)        any Contract providing for an offset, countertrade or barter arrangement; provided, that the foregoing shall not deemed to include any offsets of payables and receivables; and

(xv)         any Contract providing for payments by or to the Acquired Company or any Acquired Subsidiary in excess of $500,000 after the date of this Agreement that cannot be terminated by the Acquired Company or any Acquired Subsidiary upon 30 days or less notice without payment or penalty.

(b)           Except as set forth in Schedule 4.10(b), (i) all Company Contracts and Bridger Group Contracts are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms and (ii) each Company Contract and each Bridger Group Contract will continue to be valid and binding, in full force and effect and enforceable on identical terms following the consummation of the transactions contemplated by this Agreement, except in each case as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). Each of Seller, its Affiliates, the Acquired Company, each Acquired Subsidiary and Bridger Marketing, as the case may be, has performed all material obligations required to have been performed and is not in material breach or material default under the respective Company Contracts and Bridger Group Contracts, and to Seller’s Knowledge, no other Person is in material breach or material default under any Company Contract. Seller has delivered to Purchaser true, complete and correct copies of all of the Company Contracts and Bridger Group Contracts, together with all amendments, modifications or supplements thereto. No party to any Company Contract or Bridger Group Contract has exercised any termination rights with respect thereto, and no such party has given notice of any dispute with respect to any Company Contract or Bridger Group Contract.

(c)           Schedule 4.10(c) sets forth all surety bonds, letters of credit, guaranties or similar arrangements relating to the Acquired Company, the Acquired Subsidiaries or the Business (whether provided by Seller or any of its Affiliates).

Section 4.11          Environmental Matters.

(a)           Except as to matters disclosed in Schedule 4.11(a) and except as to matters that do not constitute a Material Adverse Effect, individually or in the aggregate:

(i)            (A) as of the date of this Agreement, no written and pending notice, order, request for information, complaint or penalty has been received by Seller, the Acquired Company or any Acquired Subsidiary, and (B) there are no judicial, administrative or other third party Proceedings pending or, to the Knowledge of Seller, threatened in writing, which, in the case of each of clauses (A) and (B), allege a material violation of Environmental Law or Environmental Liability by or of Seller, the Acquired Company or any Acquired Subsidiary for which they are alleged to be responsible;

(ii)           to the Knowledge of Seller, Seller, the Acquired Company and the Acquired Subsidiaries are in compliance in all material respects with Environmental Laws, have all Permits necessary for the operation of the Business in compliance with all applicable Environmental Laws, and are in compliance in all material respects with the terms of such Permits; and

(iii)          to the Knowledge of Seller, no Release or threatened Release of any Hazardous Substances is occurring or has occurred at any Real Property Assets that could reasonably be expected to result in any material Environmental Liabilities for Seller, the Acquired Company or the Acquired Subsidiaries.

(b)           Except as to matters disclosed on Schedule 4.11(b), to the Knowledge of Seller, since January 1, 2014, no material written environmental reports have been in the possession of Seller, the Acquired Company and or an Acquired Subsidiary, that have not been made available to Purchaser prior to the date hereof, excluding any such reports combining information, the disclosure of which would constitute a waiver of attorney-client privilege or a waiver of rights as to attorney work product, provided that all such excluded reports shall be listed on Schedule 4.11(b).

(c)           The representations and warranties provided in this Section 4.11 constitute the sole and exclusive representations and warranties of Seller in relation to Environmental Laws, Hazardous Substances, or Environmental Liabilities.

Section 4.12          Intellectual Property.

(a)           Except as listed in Schedule 4.12, Seller, the Acquired Company and the Acquired Subsidiaries either own or have, valid licenses or other rights to use all material Intellectual Property used in the operation of the Business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the Business. Seller, the Acquired Company and the Acquired Subsidiaries have not infringed nor has it been claimed that Seller, the Acquired Company or any Acquired Subsidiary has infringed any Intellectual Property of any Person.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties provided in this Section 4.12 constitute the sole and exclusive representations and warranties of Seller concerning Intellectual Property.

Section 4.13          Liability for Brokers’ Fees. Neither the Acquired Company nor any Acquired Subsidiary has entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person which would result in the obligation of Purchaser or any of its Affiliates (including, after Closing, members of the Company Group) to pay any fees or commissions to any broker, finder or other Person as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.14          Real Property.

(a)           Set forth on Schedule 4.14(a)(i) is a true and complete list of real property owned in fee by a member of the Company Group (the “Owned Real Property”). Except as set forth in Schedule 4.14(a)(ii), no member of the Company Group has previously owned in fee any real property.  The Acquired Company or the applicable Acquired Subsidiary has Defensible Title to the Owned Real Property, free and clear of all Liens other than Permitted Liens or Liens set forth on Schedule 4.14(a)(iii).

(b)           Set forth on Schedule 4.14(b) is a true and complete list of all material real property under which the Acquired Company or an Acquired Subsidiary is a lessee and all amendments thereto and assignments thereof (the “Company Leases”, together with the Owned Real Property and the Easements, the “Real Property Assets”). Seller has made available to Purchaser true and complete copies of the Company Leases. The Acquired Company or the Acquired Subsidiary identified as the lessee under each Company Lease has good and valid title to the leasehold interest created by such Company Lease free and clear of any Liens, other than Permitted Liens.

(c)           Set forth on Schedule 4.14(b) is a true and complete list of all Easements. Seller has made available to Purchaser true and complete copies of the documents creating such Easements, and any amendments thereto. Except as set forth on Schedule 4.14(b), the Acquired Company or the Acquired Subsidiary identified as the holder of each Easement on Schedule 4.14(b) has Defensible Title to such Easement.

Section 4.15          Personal Property. The Acquired Company or an Acquired Subsidiary has good and valid title to, the contractual right to use, or the contractual right to acquire, all material equipment, machinery, tools, fixtures and other material tangible personal property and improvements currently used in the Business, free and clear of all Liens, other than Permitted Liens.

Section 4.16          Labor Relations.

(a)           There are no labor unions presently representing or, to the Knowledge of Seller, engaged in any organizing activity with respect to any Business Employee. There has not within the last three years been, there is not presently pending or existing, and, to the Knowledge of Seller, there is not threatened in writing, any (i) strike, slowdown, picketing, or work stoppage by Business Employees, (ii) with respect to the Business Employees, any material charge or complaint filed by an employee, union or other labor organization with any labor relations board, or (iii) application for certification of a collective bargaining agent for one or more groups of Business Employees. To the Knowledge of Seller, no event has occurred or circumstance exists that would reasonably be expected to result in any material work stoppage or other material labor dispute involving Business Employees.

(b)           The representations and warranties in this Section 4.16 are the sole and exclusive representations and warranties of Seller concerning employment and labor matters.

Section 4.17          Employee Benefit Plans.

(a)           Schedule 4.17 sets forth a complete list of each material “employee benefit plan,” as defined in Section 3(3) of ERISA, and any plan, practice, arrangement or policy providing for employment, severance, retention, change in control, equity compensation, bonuses, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, welfare benefits (health, dental, vision, life, and disability), sick pay, pension or retirement benefits, in each case that is sponsored, maintained, or contributed to by Seller, any member of the Company Group, or any of their respective ERISA Affiliates for the benefit of any current Business Employee and under which any member of the Company Group has or could have any obligation or liability (each, without regard to its materiality, an “Employee Plan”).

(b)           With respect to each Employee Plan, the Seller has delivered or made available to Purchaser correct and complete copies of (i) each Employee Plan (including any amendments thereto) and any trust agreement relating to such plan (if applicable), (ii) the most recent summary plan description for each Employee Plan for which such summary plan description is required, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service (if applicable), (iv) the most recent actuarial valuation (if applicable), (v) the most recent determination, opinion or advisory letter, if any, issued by the Internal Revenue Service (if applicable), and (vi) any material communication with the IRS, DOL, or any Governmental Body regarding such plan.

(c)           Except as would not reasonably be expected to result in material liability to the Company Group: (i) each Employee Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, including, without limitation, Section 409A of the Code, and (ii) all contributions required to be made with respect to any Employee Plan on or before the date hereof have been made and all obligations in respect of each Employee Plan as of the date hereof have been accrued and reflected in the Financial Statements to the extent required by GAAP.

(d)           Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the Internal Revenue Service as to its qualification and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA, the Code or any other applicable Laws, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(e)           The Company Group does not maintain, contribute or have any liability, whether contingent or otherwise, with respect to, and has not within the preceding six years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Employee Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which the Company Group previously maintained or contributed to within such preceding six years), that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code, (iii) subject to Sections 4063 or 4064 of ERISA, (iv) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (vi) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code.

(f)            Except as would not reasonably be expected to result in material liability to the Company Group, no Proceedings (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of the Seller, threatened with respect to any Employee Plan.

(g)           No Employee Plan is a “welfare plan” (as defined in Section 3(1) of ERISA) under which any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company Group may receive post-employment benefits coverage, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h)           Except as disclosed on Schedule 4.17(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company Group or any Transfer Employee; (ii) increase any benefits otherwise payable under any Employee Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. Except as set forth on Schedule 4.17(h), no Employee Plan has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Section 280G of the Code as a result of the transactions contemplated by this Agreement. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) has or will obtain a right to receive a gross-up payment from any member of the Company Group with respect to any excise taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

Section 4.18          Liabilities Since Balance Sheet Date. Except as set forth on Schedule 4.18, neither the Acquired Company nor any Acquired Subsidiary has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations (i) reflected or reserved against in the Balance Sheet or the notes to the Balance Sheet or (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (none of which relate to breach of Contract or violation of Law).

Section 4.19          Sufficiency of Assets; Title and Condition of Assets. Except as set forth on Schedule 4.19, the assets and properties of the Company Group constitute all of the properties and assets used, or intended to be used, in the Business and are sufficient for the Company Group to conduct the Business as it is now being conducted from and after the Closing Date in the ordinary course of business without material interruption. Each member of the Company Group has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use and sell, transfer, convey, assign and deliver, each of the material assets and properties which is owned by it, free and clear of all Liens other than Permitted Liens. All of the material items of tangible personal property owned by any member of the Company Group are in good operating condition and repair (ordinary wear and tear excepted) and are suitable and sufficient for the purposes for which such items are used in the conduct of the Business as of the date hereof. None of the material items of tangible personal property owned by any member of the Company Group has any material defect or is in need of maintenance or repair other than ordinary and routine maintenance and repairs which are not material in nature or cost.

Section 4.20          Certain Disclaimers.

(A)          EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR THIS ARTICLE 4 OR ANY OTHER DOCUMENT REQUIRED TO BE EXECUTED AND DELIVERED BY OR ON BEHALF OF SELLER, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR

COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY MEMBER OF THE SELLER GROUP).

(B)          EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR THIS ARTICLE 4 OR ANY OTHER DOCUMENT REQUIRED TO BE EXECUTED AND DELIVERED BY OR ON BEHALF OF SELLER, WITHOUT LIMITING THE GENERALITY OF SECTION 4.20(A), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE ASSETS OF THE BUSINESS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, (III) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF SUCH ASSETS OR (IV) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 6.1), AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS.

(C)          EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 4 OR ANY OTHER DOCUMENT REQUIRED TO BE EXECUTED AND DELIVERED BY OR ON BEHALF OF SELLER, SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS (INCLUDING WITHOUT LIMITATION CERCLA), ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES OR HYDROCARBONS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS OF THE BUSINESS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, SUBJECT TO THE TERMS HEREOF AND THE TERMS OF ANY OTHER DOCUMENT REQUIRED TO BE EXECUTED AND DELIVERED BY OR ON BEHALF OF SELLER OR PURCHASER SHALL BE DEEMED TO BE TAKING SUCH ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the provisions of Section 3.1(a) and the disclaimers and waivers contained in and the other terms and conditions of this Agreement, Purchaser represents and warrants to Seller, as of the date hereof the matters set out in Section 5.1 through Section 5.16:

Section 5.1            Existence and Qualification. Purchaser is a limited partnership, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction where the actions to be performed by each of them, as applicable, hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Purchaser’s ability to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner.

Section 5.2            Authorization and Enforceability. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by or on behalf of Purchaser at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, corporate, partnership or similar action on the part of Purchaser. This Agreement has been duly executed and delivered by or on behalf of Purchaser (and all documents required hereunder to be executed and delivered by or on behalf of Purchaser, at Closing will be duly executed and delivered by or on behalf of Purchaser) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligations of Seller) constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). At the Closing, the Registration Rights Agreement (assuming that it constitutes a legal, valid and binding obligation of Seller) will constitute a valid and binding obligation on Purchaser, enforceable in accordance with its terms.

Section 5.3            No Conflicts. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by or on behalf of Purchaser, and the transactions contemplated by herein and therein, will not (a) violate any provision of the Governing Documents of Purchaser, (b) result in a default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (c) violate any judgment, order, ruling, or decree by which Purchaser is bound, or (d) assuming any applicable requirements under the HSR Act have been met, violate any Laws applicable to Purchaser.

Section 5.4            Liability for Brokers’ Fees. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.5            Litigation. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened before any Governmental Body or arbitrator against Purchaser that are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by or on behalf of Purchaser at Closing.

Section 5.6            Financing. Purchaser will have at Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price in accordance with the terms of Article 2, all other amounts to be paid by Purchaser hereunder and all costs and expenses of Purchaser incurred or to be assumed in connection with the consummation of the transactions contemplated hereby. Purchaser understands that its obligations to effect the transactions contemplated by this Agreement are not subject to the availability to Purchaser of financing.

Section 5.7            Investment Experience. Purchaser acknowledges that it can bear the economic risk of its investment in the Membership Interests indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests.

Section 5.8            Restricted Securities. Purchaser understands that the Membership Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Membership Interests will be characterized as “restricted securities” under federal securities Laws, and that under such laws and applicable regulations the Membership Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 5.9            Accredited Investor; Investment Intent. Purchaser is an accredited investor as defined in Regulation D under the Securities Act. Purchaser is not an underwriter, as such term is defined under the Securities Act, and Purchaser is acquiring the Membership Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws, nor with any present intention of distributing or selling any of the Membership Interests.

Section 5.10          Independent Evaluation. Purchaser is an experienced and knowledgeable investor in the business of owning and operating assets used in the crude oil transportation and logistics services business and is aware of the risks of such business. Purchaser has had access to the assets of the Business, the officers, consultants and other Representatives of the Acquired Company, Acquired Subsidiaries, Seller and Seller’s Affiliates, and the Books and Records. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied and will rely solely on (i) the basis of its own independent due diligence investigation of the Business and the provisions of this Agreement, and (ii) the representations and warranties made by Seller in Article 3 and Article 4 or any other document required to be executed and delivered by or on behalf of Seller.

Section 5.11          Approvals. Except as may be required under the HSR Act or as set forth on Schedule 5.11, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Body or any Third Party is required to be obtained or made by Purchaser in connection with the execution, delivery or performance by Purchaser of this Agreement, each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, except where the failure to obtain such would not materially impair Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by or on behalf of Purchaser at Closing.

Section 5.12          Equity Consideration.

(a)           When issued and delivered to Seller pursuant to this Agreement, the LP Units comprising the Equity Purchase Price will be duly authorized and valid issued in accordance with applicable Law and the Governing Documents of Purchaser and will be fully paid and non-assessable (subject to applicable Law). At Closing, Seller will acquire good, valid, and marketable title to all of the LP Units, free and clear of all Liens, other than Liens that may arise by virtue of any actions taken by or on behalf of Seller or its Affiliates, Liens arising under the Governing Documents of Purchaser or Liens arising under applicable securities Laws. The LP Units comprising the Equity Purchase Price will not be issued in violation of any pre-emptive right or option, or any right or privilege capable of becoming an agreement or option, for the purchase or subscription of such LP Units.

(b)           Except as expressly set forth in this Agreement and the Governing Documents of the Purchaser: (i) none of the LP Units comprising the Equity Purchase Price are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription or allotment; (ii) none of the LP Units comprising the Equity Purchase Price is subject to any right of first refusal; (iii) other than the Registration Rights Agreement, there is no Contract relating to the voting, registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar worth with respect to), any of such LP Units.

Section 5.13          Governing Documents. True, correct and complete copies of the Governing Documents of Purchaser as in effect on the date hereof have been provided or made available to Seller, including any and all documents setting forth the terms of, restrictions on or otherwise affecting the LP Units.

Section 5.14          SEC Filings; Controls.

(a)           Since December 31, 2012, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by Purchaser with or to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act (the “Purchaser SEC Documents”), have been timely filed or furnished in accordance with the rules and regulations of the SEC. All such Purchaser SEC Documents, as of their respective filing dates in the case of any Exchange Act report and as of their respective effective dates in the case of any Securities Act filing, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects in accordance with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder.

(b)           Purchaser has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Purchaser’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Purchaser in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions. To the Knowledge of Purchaser, since September 30, 2013, there have not been any material weaknesses in Purchaser’s internal control over financial reporting or changes in Purchaser’s internal control over financial reporting which are reasonably likely to materially adversely affect Purchaser’s internal control over financial reporting.

Section 5.15          Financial Statements. The historical financial statements of Purchaser included in the Purchaser SEC Documents as of their respective dates (or if amended, as of the date of the last such amendment), including all related notes and schedules (the “Purchaser Financial Statements”): (i) comply as to form in all material respects with Regulation S-X under the Securities Act; (ii) fairly present in all material respects the consolidated financial position as of the date thereof, and results of operations, cash flows and changes in partners’ equity of the entities to which such Purchaser Financial Statements relate, on the basis set forth therein and as of and for the periods indicated; and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X) and subject, in the case of interim financial statements, to normal year-end adjustments.

Section 5.16          MLP Status. Purchaser is properly treated as a partnership for United States federal income tax purposes and more than ninety percent (90%) of Purchaser’s current gross income is qualifying income under Section 7704(d) of the Code. Purchaser is not, for U.S. federal income tax purposes, a partnership that would be treated as an investment company (within the meaning of Section 351 of the Code) if Purchaser were incorporated.

Section 5.17          Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR ANY OTHER DOCUMENT REQUIRED TO BE EXECUTED AND DELIVERED BY OR ON BEHALF OF PURCHASER, (I) PURCHASER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) PURCHASER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO SELLER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO SELLER BY ANY MEMBER OF THE PURCHASER GROUP).

ARTICLE 6

COVENANTS OF THE PARTIES

Section 6.1                                    Access.

(a)                                 Between the Execution Date and the Closing Date, Seller shall, and shall cause the Acquired Company and the Acquired Subsidiaries to, give Purchaser and its Representatives, upon reasonable advance notice to Seller or its Representatives, reasonable access to the Business and reasonable access to and the right to copy, at Purchaser’s sole cost, risk and expense, the Books and Records (or originals thereof), for the purpose of conducting a reasonable due diligence review of the Acquired Company, the Acquired Subsidiaries and the Business, but only to the extent that Seller and the Acquired Company may do so without violating any obligations to any Third Party and to the extent that Seller and the Acquired Company have the authority to grant such access without breaching any restrictions binding on them, in each case, as determined by Seller in its reasonable discretion; provided that Seller shall use Commercially Reasonable Efforts to cause such Third Party to agree to permit Seller to provide such access to Purchaser and its Representatives. Purchaser shall, and shall cause its Representatives to, abide by Seller’s and the Acquired Company’s safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Acquired Company, the Acquired Subsidiaries and the Business. Any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment; provided, however, that neither Purchaser nor its Representatives shall conduct any environmental site assessment, compliance evaluation or investigation with respect to Seller, the Acquired Company, the Acquired Subsidiaries or the Business without prior written consent of Seller and without reasonable ongoing consultation with Seller with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted (i) on the Owned Real Property without Seller’s prior consent, which shall not be unreasonably conditioned, withheld or delayed and (ii) on any other properties of the Company Group or related to the Business other than the Owned Real Property).

(b)                                 The access granted to Purchaser under this Section 6.1 shall be limited to the Acquired Company’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Acquired Company, the Acquired Subsidiaries and the Business. Purchaser shall coordinate its access rights with the Acquired Company to reasonably minimize any inconvenience to or interruption of the conduct of the Business. Purchaser also agrees that neither Purchaser nor its Representatives shall contact any of the employees, customers, suppliers or parties that have business relationships with Seller, the Acquired Company or any Acquired Subsidiary, nor any Governmental Body or representatives thereof, in connection with the transactions contemplated hereby, whether in person or by telephone, email or other means of communication, without prior written consent of Seller, which shall not be unreasonably conditioned, withheld or delayed.

(c)                                  Purchaser acknowledges that, pursuant to its right of access, Purchaser will become privy to confidential and other information of Seller, the Acquired Company and the Acquired Subsidiaries and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information.

(d)                                 In connection with the rights of access, examination and inspection granted to Purchaser under this Section 6.1, PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE ACQUIRED COMPANY AND THE SELLER GROUP FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE ACQUIRED COMPANY’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER WITH RESPECT TO THE BUSINESS.

Section 6.2                                    Government Reviews.

(a)                                 As soon as reasonably practicable, Seller and Purchaser shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) use Commercially Reasonable Efforts to provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all Commercially Reasonable Efforts to assist the other with respect to such filings, applications, and negotiations. Each Party shall promptly inform the other Parties of any oral communication, and upon request provide copies of written communications, with any Governmental Body regarding any such filings. No Party shall independently participate in any formal meeting or substantive discussion with any Governmental Body in respect of any such filings or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of such Party and will not be disclosed by such outside counsel to employees, officers, or directors of such Party, unless express written permission is obtained in advance from the source of the materials.

(b)                                 Notwithstanding anything to the contrary set forth in Section 6.2(a), as soon as practicable, but in any event within ten (10) Business Days after the date of execution of this Agreement, Parties shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, and in each case, shall request early termination of the waiting period with respect to the transactions contemplated herein. The Parties shall consult with each other as to the appropriate time for filing such notifications and shall agree upon the timing of such filings, and to respond promptly to any requests for additional information made by either of such agencies. Purchaser shall pay all filing fees under the HSR Act, but Seller shall bear its own costs for the preparation of any filing. The Parties shall use Commercially Reasonable Efforts to cause any waiting period under the HSR Act with respect to the transactions contemplated herein to expire or terminate at the earliest possible time. The Purchaser will not withdraw its initial filing under the HSR Act or any other Antitrust Law, as the case may be, and refile it unless Seller has consented in advance to such withdrawal and refiling.

(c)                                  Purchaser shall cooperate in good faith with the Antitrust Authorities and as promptly as possible, use good faith efforts to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the date set forth in Section 9.1(d)) the actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Proceeding by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement.  Without limiting this Section 6.2(c) Purchaser agrees, in connection with the matters covered by this Section 6.2, to commence and/or defend against litigation in order to seek to prevent an issuance of a Governmental Order that would prohibit the consummation of the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary provided herein, neither Purchaser nor any of its Affiliates shall be required, in connection with the matters covered by this Section 6.2, to (i) pay any material amounts (excluding legal fees and expenses that would be incurred in connection with the performance of the covenant of Purchaser in the immediately preceding sentence), (ii) hold separate (including by trust or otherwise) or divest any of its or its Affiliates’ businesses, product lines or assets, or any of the properties or assets of the Company Group, (iii) agree to any material limitation on the operation or conduct of the Business, or (iv) waive any of the conditions to this Agreement set forth in Section 7.3.

(d)                                 Subject to applicable Laws relating to the exchange of information, Purchaser and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to the Purchaser, Seller or the Acquired Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Body in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Acquired Company, Seller and Purchaser shall act reasonably and as promptly as practicable.

Section 6.3                                    Public Announcements; Confidentiality. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Seller and Purchaser. Thereafter, no Party shall make any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not restrict disclosures (i) to the extent required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (ii) of the terms of this Agreement by Seller to its Representatives or (iii) to the extent such Party has been given a reasonable opportunity to review such disclosure prior to its release and no objection is raised.

Section 6.4                                    Conduct and Preservation of Business. Except as expressly provided in this Agreement or as consented to in writing by Purchaser (the requirement of which will not violate or conflict with applicable Law), between the Execution Date and the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1, Seller will cause the Acquired Company and the Acquired Subsidiaries to (i) conduct their operations according to their ordinary course of business and in material compliance with all applicable Laws and (ii) maintain and preserve intact the Business in all material respects with a view toward preserving the Business for Purchaser to and after the Closing Date; provided that, the Acquired Company, the Acquired Subsidiaries, Seller and Seller’s Affiliates shall not be required to (x) make any capital expenditures or (y) make any payment or assume any liability or obligation not otherwise required to be paid or assumed by the terms of an existing Company Contract or by applicable Law or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract.

Section 6.5                                    Restrictions on Certain Actions. Without limiting the generality of Section 6.4, and except (A) as otherwise contemplated by this Agreement (including as described on Schedule 6.5) or (B) as required by applicable Law, between the Execution Date and the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1, Seller will cause the Acquired Company and the Acquired Subsidiaries not to, without the prior written consent of Purchaser take, consent to or allow any of the following actions:

(a)                                 issue or sell any Equity Securities in the Acquired Company or any Acquired Subsidiary;

(b)                                 sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets of the Acquired Company or any Acquired Subsidiary, except for (i) sales to Persons other than Seller or its Affiliates of inventory and excess or obsolete assets in the ordinary course of business or personal property in the ordinary course of business that is either replaced by equivalent property or normally consumed in the operation of the Business and (ii) sales of any other assets of the Acquired Company or any Acquired Subsidiary not material to the operation of the Business or that do not in the aggregate exceed $500,000;

(c)                                  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of the Acquired Company or any Acquired Subsidiary;

(d)                                 (i) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person; (iii) pledge or otherwise encumber the Membership Interests or the Subsidiary Membership Interests; or (iv) mortgage or pledge any of their respective assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(e)                                  other than in the ordinary course of business or pursuant to the terms of any Employee Plan as in effect as of the date hereof or except as would not result in any liability or cost to Purchaser (or its Affiliates including members of the Company Group), (i) enter into, adopt, materially amend or terminate any Employee Plan; (ii) materially increase the compensation or fringe benefits of any Business Employee (other than in connection with new hires or promotions); (iii) pay to any Business Employee any severance, bonus, incentive compensation or any other material benefit; or (iv) hire or terminate (except for cause) the employment of any Business Employee with annual compensation in excess of $200,000;

(f)                                   enter into any retention agreement, bonus arrangement or similar Contract with (i) any employee of any member of the Company Group or (ii) to the extent not a Person contemplated by the preceding clause (i), any Transfer Employee;

(g)                                  acquire, purchase or lease, directly or indirectly, any assets for the Acquired Company or any Acquired Subsidiary, except for (i) acquiring or purchasing assets in the ordinary course of business, or (ii) acquiring assets, the value of which does not in the aggregate exceed $500,000;

(h)                                 acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(i)                                     amend the Governing Documents of the Acquired Company or any Acquired Subsidiary;

(j)                                    amend, modify, waive any material right or obligation under or transfer any material rights under any Company Contract; or

(k)                                 (i) make, change or revoke any material Tax election, settle or compromise any material Tax claim or material liability or enter into a settlement or compromise with respect to a material amount of Tax if such election, settlement, or compromise would have an adverse effect on the Purchaser, or change (or make a request to any Taxing Authority to change) its method of accounting for Tax purposes if such change could directly or indirectly affect Purchaser, or (ii) prepare or file any Tax Return (or any amendment, modification or supplement thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice or Seller has provided Purchaser a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof for Purchaser to review and approve (such approval not to be unreasonably conditioned, withheld or delayed);

(l)                                     declare, set aside, make or pay any dividend or other distribution in respect of the Equity Securities of the Acquired Company or any Acquired Subsidiary or repurchase, redeem or otherwise acquire any outstanding Equity Securities of the Acquired Company or any Acquired Subsidiary;

(m)                             enter into any Contract that restrains, restricts, limits or impedes the ability of the Acquired Company or any Acquired Subsidiary, to compete with any Person, to conduct any business or line of business in any geographic area or to solicit the employment of or hire any Person;

(n)                                 terminate, amend, or waive any rights under, any Company Contract or enter into a Contract that would if entered into prior to the date hereof, be a Company Contract;

(o)                                 enter into any commitment for capital expenditures in excess of $250,000 for any individual commitment and $500,000 for all commitments in the aggregate; or

(p)                                 agree in writing or otherwise to take any of the actions described in this Section 6.5.

In the event of an emergency, Seller or the Acquired Company may take such action or actions that are required in its discretion to preserve the Business and shall notify Purchaser of such action promptly thereafter.

Section 6.6                                    Amendment to Schedules. Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing right until three Business Days before Closing to supplement or amend the Schedules relating to such representations and warranties, subject to the following:

(a)                                 if such amendment or supplement is based on events or matters that (i) arose before the date of this Agreement or (ii) arise after the date of this Agreement and that are not expressly permitted to occur under the terms of this Agreement, in each case, no such amendment or supplement shall be given effect for purposes of determining (x) the fulfillment of any condition precedent set forth in Article 7 or (y) the failure of any representation or warranty to be true and correct; and

(b)                                 if such amendment or supplement is based on events or matters that arise after the date of this Agreement and that are expressly permitted to occur under the terms of this Agreement, such amendment or supplement shall be immediately effective and the amended or supplemented Schedule shall be read for all purposes as so amended or supplemented.

Section 6.7                                    Commercially Reasonable Efforts; Further Assurances.

(a)                                 Subject to the terms and conditions of this Agreement, each Party hereto will use its Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement; provided, however, that neither Purchaser nor Seller shall be required to take or cause to be taken any action, or to do or cause to be done anything, contemplated by this Agreement to be taken or done or caused to be taken or done by the other party hereto or its Affiliate.

(b)                                 After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any document delivered pursuant to this Agreement, including all agreements to be executed by the Parties in connection with the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, after Closing, Purchaser shall, and shall cause the Acquired Company to, give Seller reasonable access to the Books and Records (or originals thereof) for the purpose of reviewing the methodologies, practices, policies and judgments Purchaser used to prepare the Closing Statement.

Section 6.8                                    Commitment Regarding Indemnification Provisions. Purchaser covenants and agrees that during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, Purchaser shall not cause any amendment, modification, waiver or termination of any provision of the Governing Documents of the Acquired Company or any

Acquired Subsidiary setting forth exculpation from liability or rights to indemnification for officers, directors, managers or members of the Acquired Company or such Acquired Subsidiary, the effect of which would be to affect adversely the rights of any person serving as an officer, director, manager or member of the Acquired Company or an Acquired Subsidiary, existing as of the date of this Agreement under such provisions; provided, however, that the foregoing restriction shall not apply to any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with applicable Law.

Section 6.9                                    Employee Matters.

(a)                                 Prior to the Closing Date, the Seller will use Commercially Reasonable Efforts to transfer the employment of each Transfer Employee from the applicable member of the Bridger Group to the Acquired Company or one of the Acquired Subsidiaries. Such transfers of employment shall result in the termination of employment of such Transfer Employees from the Bridger Group and shall become effective at 12:01 am on the Closing Date or at such earlier time as Seller may determine in its discretion. The parties intend that each Transfer Employee’s transfer of employment from the Bridger Group to the Acquired Company or one of the Acquired Subsidiaries shall not constitute a separation, termination or severance of employment, including for purposes of any Employee Plan that provides for separation, termination or severance benefits, and that each such Transfer Employee will have continuous and uninterrupted employment immediately before and immediately after the transfer. Without limiting the other provisions of this Section 6.9, such transfers of employment shall result in the assumption by the Acquired Company of all liabilities of the Bridger Group related to the Transfer Employees to the extent incurred in the ordinary course of business (including accrued but unused vacation or other paid-time off of Transfer Employees) and including liabilities for accrued salaries and wages and other payables to Insperity PEO Services, L.P. with respect to the Transfer Employees (“Transfer Employee Liabilities”). The Seller and Purchaser agree that following the Closing, the Acquired Company or one of the Acquired Subsidiaries will be responsible for and will indemnify and hold harmless Seller for and against all Transfer Employee Liabilities. The Parties expressly acknowledge that the Transfer Employee Liabilities include the retention bonus and severance obligations for the Business Employees under those certain “Transaction Bonus and Severance Agreement” letters delivered by the Seller to certain Business Employees on or around April 27, 2015.

(b)                                 From and after the Closing, Purchaser shall give the Business Employees who are in the employ of Purchaser or any of its Affiliates (including the Company Group) following the Closing Date (“Continuing Employees”) full credit for all purposes under any employee benefit plans, arrangements and employment-related entitlements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation or other leave entitlements, plans or arrangements) that are provided, sponsored, maintained or contributed to by Purchaser or any of its Affiliates for such Continuing Employee’s service with Purchaser or any of its Affiliates, and with any predecessor employer, to the same extent recognized by Seller or any of its Affiliates (including the Company Group prior to the Closing), except to the extent such credit would result in the duplication of benefits for the same period of service. Purchaser and Seller agree to cooperate and exchange such information as is reasonably necessary to avoid any such duplication of benefits. Notwithstanding the foregoing, to the extent permitted under applicable

Law, Purchaser shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Purchaser that is a defined benefit pension plan.

(c)                                  Purchaser agrees that during the period commencing on the Closing Date and ending on the one year anniversary of the Closing Date, it shall provide (or cause its Affiliates to provide) Continuing Employees with compensation, benefits and perquisites and other terms and conditions of employment that are, in the aggregate, substantially comparable to the compensation, benefits and perquisites and other terms and conditions of employment provided to such employees immediately prior to the Closing.

(d)                                 Purchaser shall, or shall cause its Affiliates to, (i) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Purchaser or any of its Affiliates applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of corresponding Employee Plan, and (ii) give full credit under the welfare plans of Purchaser and its Affiliates applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.

(e)                                  Seller and Purchaser shall cooperate in communications with Continuing Employees with respect to employee benefit plans and with respect to other matters arising in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, until the Closing Date, Purchaser shall consult with Seller and obtain Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before distributing any communications to any employees, whether relating to employee benefits, terms of employment or otherwise and shall provide Seller with advance copies of, and a reasonable opportunity to comment on (and shall consider in good faith all such comments), all material communications to any employee relating to post-Closing employment, employee benefits, terms of employment or otherwise.

(f)                                   Purchaser and Seller acknowledge and agree that nothing contained in this Section 6.9 shall be construed to limit in any way the ability of Purchaser or its Affiliates to terminate the employment of any Continuing Employee from and after the Closing Date.

(g)                                  Without limiting the generality of Section 12.10, nothing in this Section 6.9, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person (including any Continuing Employees) other than the Parties to this Agreement and their respective successors and assigns to continued employment or any severance or other benefits from Seller, Purchaser or any of their respective Affiliates. Nothing contained in this Section 6.9 shall be construed as an amendment to any Employee Plan or employee benefit plan. Subject to applicable Law, unless otherwise specifically provided in this Agreement, including this Section 6.9, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, either before or after Closing, any employee benefit plan.

(h)                                 Purchaser shall provide any notices to the Continuing Employees that may be required under any applicable Law, including the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or any similar Law, with respect to events that occur from and after the Closing. Purchaser shall not take any action after the Closing that would cause any termination of employment of any employees by Seller or any of its Subsidiaries that occurs on or before the Closing to constitute a “plant closing” or “mass layoff” under WARN or any similar Law, or to create any Liability to Seller or any of its Affiliates for any employment terminations under applicable Law.

Section 6.10                             Non-Competition; Non-Solicitation.

(a)                                 As a material inducement to Purchaser to enter into this Agreement, Seller and its controlled Affiliates shall not, for a period of four (4) years after the Closing Date, directly or indirectly through any Person, own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any Person engaged in any business that otherwise competes with the Business, anywhere in the United States; provided, however, that in no event shall crude oil marketing activities be considered a business that competes with the Business. Notwithstanding the foregoing, the Bridger Group may, without violating this Section 6.10, own a passive investment not in excess of 5% of the outstanding capital stock of a corporation which engages in such a business, if such capital stock is a security actively traded on an established securities exchange.

(b)                                 For a period of twelve (12) months from and after the Closing Date, (i) Purchaser, its Affiliates and each of their respective officers, directors or employees shall not (A) induce or attempt to induce any director, officer or employee of any member of the Bridger Group to leave the employ of such member of the Bridger Group or (B) in any other way intentionally interfere with the relationship between any member of the Bridger Group and any employee, officer or director thereof; provided, however, that the foregoing shall not be applicable to the Continuing Employees and (ii) the Bridger Group, its Affiliates, and each of their respective officers, directors or employees shall not (A) induce or attempt to induce any director, officer or employee of Purchaser or its Affiliates to leave the employ of Purchaser or the applicable Affiliate or (B) in any other way intentionally interfere with the relationship between Purchaser or its Affiliates and any employee, officer or director thereof; provided, however, that for purposes of this Section 6.10(b), none of Riverstone, any portfolio company of Riverstone (other than the Bridger Group), any portfolio company of any investment fund affiliated with Riverstone, or any of their respective directors, officers, equityholders or employees be deemed an Affiliate of the Bridger Group.

(c)                                  The covenants and undertakings contained in Section 6.10 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of Section 6.10 would cause irreparable injury to Purchaser or Seller, as applicable, such that money damages or other legal remedies would not be an adequate remedy for such violation. Therefore, Purchaser or Seller, as applicable, shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of Section 6.10 by the other Party without the necessity of proving actual damages or posting any bond. The rights and remedies provided by this Section 6.10 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, (i) if Seller or Purchaser breaches Section 6.10(b) and the other Party seeks and obtains an injunction, restraining order or other equitable relief from any court of competent jurisdiction, the twelve (12) month period referred to in such Section 6.10(b) shall be computed from the date relief is granted to the other Party instead of from the Closing Date and reduced by any time following the Closing Date during which the breaching Party complied with its obligations thereunder.

(e)                                  If any court of competent jurisdiction in a final, binding and nonappealable judgment determines that a specified time period, geographical area, business limitation or any other relevant feature of this Section 6.10 is unreasonable, arbitrary or against public policy, then the maximum time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy shall be enforced against the applicable party.

Section 6.11                             Insurance. Purchaser covenants and agrees that prior to Closing, Purchaser will obtain all insurance policies that are required to be obtained by the Business under applicable Law (the “Insurance Policies”) and that all such Insurance Policies will be valid, binding and in full force and effect.

Section 6.12                             Affiliate Arrangements. Except for obligations specified in Schedule 6.12(a), which will continue after the Closing in accordance with their terms as in effect on the date of this Agreement, all agreements and arrangements between and among the Acquired Company and the Acquired Subsidiaries, on the one hand, and the Bridger Group, on the other hand, are set forth on Schedule 6.12(b). Except for the contracts set forth on Schedule 6.12(c), all liabilities and obligations of the Acquired Company and the Acquired Subsidiaries, on the one hand, and the Bridger Group, on the other hand, will automatically terminate in their entirety effective as of the Closing without any further actions by the Parties and thereby be deemed voided, cancelled and discharged in their entirety. Without limiting the generality of the foregoing, all intercompany accounts among the Acquired Company and the Acquired Subsidiaries, on the one hand, and the Bridger Group, on the other hand, that then remain outstanding will be terminated, voided, cancelled and discharged, except to the extent any such accounts would be taken into account in connection with the determination of Closing Date Net Working Capital.

Section 6.13                             Surety Bonds and Letters of Credit. Purchaser agrees to use Commercially Reasonable Efforts to provide as soon as practicable following the date hereof, and shall provide in any event no later the date that is six months following the Closing Date, replacement security acceptable to the counterparty or beneficiaries of the guaranties, surety bonds, letters of credit and other Contracts that are listed in Schedule 4.10(c) and designated therein with an asterisk (*) (the “Support Obligations”) to secure any and all obligations or liabilities of the Acquired Company, the Acquired Subsidiaries or the Business thereunder that are not being released in full by such counterparty or beneficiary on the Closing Date.  From and after the Closing Date and until each of the Sellers and their Affiliates have been released in full from all of the Support Obligations, Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any Losses arising out of, related to or in connection with the failure of the Purchaser to replace such Support Obligations.

Section 6.14                             Debt Financing Matters. The Seller and its respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any of the commercial banks, investment banks or other financial institutions providing financing to Purchaser in connection with the transactions contemplated by this Agreement (such financing, the “Debt Financing”) and any arrangers, administrative agents, collateral agents or trustees involved in such financing, and their respective Affiliates, officers, directors, employees, attorneys, advisors, agents and representatives (each a “Debt Financing Party”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the performance of any financing commitments of such Debt Financing Party with respect to the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise.  No Debt Financing Party shall have any liability (whether in contract, in tort or otherwise) to the Seller and its respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, including any dispute arising out of or relating in any way to the performance of any financing commitments.  Without limiting the foregoing, it is agreed that any claims or causes of action brought against any Debt Financing Party in its capacity as such will not be brought in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York and shall be governed by the law of the State of New York and the parties hereto will not support any claim or cause of action brought against any Debt Financing Party outside of the federal and New York State courts located in the Borough of Manhattan within the City of New York.  Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding involving any Debt Financing Party arising out of or related to this Agreement or the transactions contemplated hereby.  It is further agreed that the Debt Financing Parties are intended third-party beneficiaries of, and shall be entitled to the protections of, this provision.

Section 6.15                             Insurance Policy. Purchaser shall use commercially reasonable efforts to cause any insurance policy that Purchaser or its Affiliates obtains relating to this Agreement (e.g. insurance relating to the representations and warranties contained herein) to contain a waiver of subrogation by the insurer in favor of Seller (except in instances of fraud).

Section 6.16                             Assignment of Bridger Group Contracts. Seller shall use reasonable best efforts to assign, or cause Bridger Marketing to assign, the contracts set forth on Schedule 6.16 (the “Bridger Group Contracts”) to a member of the Company Group prior to Closing.

Section 6.17                             Debt Financing Cooperation. Prior to the Closing, the Acquired Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, use commercially reasonable to provide all cooperation reasonably requested by Purchaser in connection with the arrangement of the Debt Financing, which commercially reasonable efforts shall include:

(a)                                 furnishing Purchaser as promptly as reasonably practicable with (1) financial information and other pertinent information regarding the Acquired Company and its Subsidiaries as may be reasonably requested by Purchaser to consummate the Debt Financing as is customary to be included in marketing materials for senior secured notes (or any documentation or deliverables in connection therewith) and (2) (A) all information and data that would be necessary for the Debt Financing Party to receive customary “comfort” letters from the independent accountants of the Acquired Company in connection with such an offering, and (B) drafts of such “comfort” letters (which shall provide customary “negative assurance” comfort) which such accountants are prepared to issue upon completion of customary procedures and (C) all other information and data necessary for the Purchaser to satisfy the conditions set forth in paragraph 4 and subsection (i) of paragraph 8 of Exhibit C of the Debt Commitment Letter (all such information described in this clause (a)(2), the “Required Information”);

(b)                                 participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, meetings with prospective debtholders and sessions with rating agencies in connection with the Debt Financing, and assisting with the preparation of materials for rating agency presentations, road show presentations, offering memoranda, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and similar documents required in connection with the Debt Financing;

(c)                                  cooperating reasonably with the Debt Financing Parties’ due diligence, to the extent customary and reasonable, in connection with the Debt Financing;

(d)                                 obtaining customary comfort letters of independent accountants (including “negative assurance” comfort) as reasonably requested by Purchaser as necessary and customary for financings similar to the Debt Financing;

(e)                                  assisting reasonably in the preparation of a customary rating agency presentations, offering documents, private placement memoranda, prospectuses and similar documents to be used in connection with the offering of notes in connection with the Debt Financing;

(f)                                   reasonably assisting Purchaser in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the notes to be offered in connection with the Debt Financing;

(g)                                  executing and delivering any necessary and customary guarantees, and other definitive financing documents (including one or more note purchase agreements, indentures and/or other instruments) on terms satisfactory to Purchaser in connection with such Debt Financing or other certificates or documents as may reasonably be requested by Purchaser and reasonably assisting Purchaser with respect to the taking of all corporation actions by the Acquired Company and its Subsidiaries with respect to entering such definitive financing documents and otherwise necessary to permit consummation of the Debt Financing;

(h)                                 obtaining consents of accountants for use of their 2012, 2013 and 2014 audit reports in any materials relating to the Debt Financing; and

(i)                                     at least three (3) Business Days prior to Closing, providing all documentation and other information about the Acquired Company that is reasonably requested by the Debt Financing Parties and the Debt Financing Parties reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, to the extent requested by the Purchaser in writing at least eight (8) Business Days prior to Closing.

Section 6.18                             Pre-Closing Business Liabilities. Seller agrees to reimburse Purchaser for any obligations that accrue to the Company Group if and to the extent that such liabilities should have accrued to the Bridger Group by virtue of Bridger Group’s ownership and/or operation of the Business prior to the Closing Date.

Section 6.19                             R&W Insurance Policy. Purchaser shall acquire, at or prior to the Closing, a transaction representations and warranties insurance policy with coverage (such insurance policy, the “R&W Insurance Policy”).  The R&W Insurance Policy shall (a) name Purchaser as the insured, (b) insure Purchaser for any breach, or any failure to be true, of the representations and warranties given by Seller to Purchaser under this Agreement, (c) contain a waiver of subrogation by the insurer in favor of the Seller (except in instances of fraud) and (d) not have any partial cover, no cover or other coverage qualifications on the cover page thereof (except for exclusions set forth in such policy).  Purchaser shall be responsible for the premium and for all other costs of procuring the R&W Insurance Policy other than the Seller Portion of the R&W Premium Amount.  Seller shall undertake its commercially reasonable efforts as may be necessary or appropriate to enable Purchaser to procure the R&W Insurance Policy at or prior to the Closing on the terms set forth in this Section 6.19; provided, however, that Seller shall not be required to incur any additional expense associated therewith other than the Seller Portion of the R&W Premium Amount.  From and after the issuance of the R&W Insurance Policy, Purchaser shall not amend, modify or otherwise change, terminate or waive any provision of the R&W Insurance Policy in a manner adverse to Seller.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1                                    Mutual Conditions to Closing. The mutual obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller or Purchaser, as applicable) on or prior to Closing of each of the following conditions precedent:

(a)                                 No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force; and

(b)                                 Consents. All consents and approvals of any Person, including any Governmental Body, required for the transactions contemplated under this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after Closing (including Customary Post-Closing Notices) (i.e., consents or approvals the absence of which would not impede any operations of the Business or give rise to a material liability), shall have been granted, or the necessary waiting period shall have expired, or early termination thereof shall have been granted.

Section 7.2                                    Seller’s Conditions to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:

(a)                                 Representations. The representations and warranties of Purchaser set forth in Article 5 (other than the Fundamental Representations) shall be true and correct (disregarding all materiality and other similar qualifications therein) in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties that refer to a specified date, which shall be true and correct in all respects on and as of such specified date), except for such breaches, if any, as have not had a material adverse effect on Purchaser’s ability to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner; and the Fundamental Representations of Purchaser shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)                                 Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date; and

(c)                                  Closing Deliverables. Purchaser shall have delivered all agreements, items, instruments and documents required to be delivered by or on behalf of Purchaser under Section 8.3.

Section 7.3                                    Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) on or prior to Closing of each of the following conditions precedent:

(a)                                 Representations. The representations and warranties of Seller set forth in Article 3 and Article 4 (other than the Fundamental Representations) shall be true and correct (disregarding all materiality, Material Adverse Effect and other similar qualifications therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties that refer to a specified date which shall be true and correct on and as of such specified date), except for such breaches, if any, as have not had a Material Adverse Effect; and the Fundamental Representations of Seller shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)                                 Performance. Seller and the Acquired Company shall have performed and observed, and caused to be performed and observed, in all material respects, all covenants and agreements to be performed or observed, or caused to be performed or observed, by them under this Agreement prior to or on the Closing Date;

(c)                                  Closing Deliverables. Seller shall have delivered all agreements, items, instruments and documents required to be delivered by or on behalf of Seller under Section 8.2.

ARTICLE 8

CLOSING

Section 8.1                                    Time and Place of Closing. Unless this Agreement shall have been terminated pursuant to Article 9 and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article 7, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10003, commencing at 10:00 a.m. local time on the day that is two (2) Business Days after the date on which the last of the conditions set forth in Article 7 (other than any such conditions that by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived (the “Closing Date”).

Section 8.2                                    Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser the following:

(a)                                 a duly executed assignment of the Membership Interests, free and clear of all Liens, to Purchaser or the entity designated by Purchaser to take delivery of the Membership Interests;

(b)                                 a certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(c)                                  the certificates of formation of the Acquired Company and the Acquired Subsidiaries certified as of a recent date by the Secretary of State of the applicable jurisdiction;

(d)                                 a certificate of the Secretary of the applicable jurisdiction as to the good standing as of a recent date of the Acquired Company and the Acquired Subsidiaries;

(e)                                  pay-off letters for the discharge of the Pay-off Amount (which letters shall be in form and substance reasonably satisfactory to Purchaser and be accompanied by appropriate UCC financing statement amendments (termination statements));

(f)                                   a counterpart of the Registration Rights Agreement attached hereto as Exhibit B (the “Registration Rights Agreement”), duly executed by Seller and any other Person receiving LP Units at Closing at Seller’s direction;

(g)                                  a counterpart of the Release Agreement attached hereto as Exhibit C (the “Release Agreement”), duly executed by Seller, each member of the Bridger Group and each member of the Company Group;

(h)                                 resignations of the directors, managers and officers set forth on Schedule 8.2(h), in form and substance reasonably satisfactory to Purchaser;

(i)                                     an executed statement prepared in accordance with Treasury Regulations Section 1.1445-2(b) from Seller certifying that Seller is not a foreign person within the meaning of the Code;

(j)                                    evidence of (1) the assignment of the Bridger Marketing Contracts set forth on Schedule 8.2(j) to the Acquired Company or an Acquired Subsidiary and (2) the consents of the necessary counterparties to assign the Bridger Marketing Contracts set forth on Schedule 8.2(j), in each case in a form and substance reasonably satisfactory to Purchaser;

(k)                                 a counterpart of the Transportation and Logistics Agreement attached hereto as Exhibit D (the “Transportation Logistics Agreement”), duly executed by each applicable member of the Bridger Group; and

(l)                                     each recipient of LP Units at Closing must sign a lockup agreement in favor of the underwriters of any LP Units offering completed before closing, substantially identical to that signed by the directors and officers of the Ferrellgas, Inc., except with the end date of such lockup agreement being identical to the actual expiration of the lockup agreements signed in connection with such offering.

Section 8.3                                    Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller the following:

(a)                                 A wire transfer of the Estimated Cash Purchase Price to the account(s) designated by Seller in immediately available funds;

(b)                                 the LP Units representing the Equity Purchase Price;

(c)                                  A certificate by an authorized representative of Purchaser, dated as of Closing, certifying on behalf of Purchaser, that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d)                                 a counterpart of the Registration Rights Agreement, duly executed by Purchaser; and

(e)                                  a counterpart of the Transportation Logistics Agreement, duly executed by each applicable member of the Company Group.

ARTICLE 9

TERMINATION

Section 9.1                                    Termination. This Agreement may be terminated only in accordance with the following provisions:

(a)                                 by mutual written consent of Seller and Purchaser;

(b)                                 by Seller, if Purchaser shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Purchaser shall have become untrue, in any case such that the conditions set forth in Section 7.2 would not be satisfied (assuming for purposes of this Section 9.1(b) that the references in Section 7.2 to “Closing Date” mean the date of termination pursuant to this Section 9.1(b)), and such breach shall not be curable, or, if curable, shall not have been cured within thirty (30) days after written notice of such breach is given to Purchaser by Seller; provided, however, that Seller may not terminate this Agreement under this Section 9.1(b) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Purchaser would then be entitled to terminate this Agreement under Section 9.1(c) (without giving effect to the proviso in Section 9.1(c)).

(c)                                  by Purchaser, if Seller shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Seller shall have become untrue, in any case such that the conditions set forth in Section 7.3 would not be satisfied (assuming for purposes of this Section 9.1(c) that the references in Section 7.3 to “Closing Date” mean the date of termination pursuant to this Section 9.1(c)), and such breach shall not be curable, or, if curable, shall not have been cured within thirty (30) days after written notice of such breach is given to Seller by Purchaser; provided, however, that Purchaser may not terminate this Agreement under this Section 9.1(c) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Seller would then be entitled to terminate this Agreement under Section 9.1(b) (without giving effect to the proviso in Section 9.1(b)).

(d)                                 by Seller or Purchaser, if the Closing does not occur on or before September 1, 2015 (“Termination Date”), provided, however, that Seller or Purchaser, as the case may be, shall not be entitled to terminate this Agreement under this Section 9.1(d) if Closing has not occurred because Seller or Purchaser, as the case may be, has breached its covenants or agreements hereunder; provided further, that in the event that all conditions in Article 7 have been satisfied other than Section 7.1(b) as a result of any applicable waiting period under the HSR Act having not terminated or expired, then neither Seller nor Purchaser may terminate this Agreement under this clause (d) until after an additional 30 days after the Termination Date.

If Purchaser or Seller proposes to terminate this Agreement pursuant to this Section 9.1, Purchaser or Seller, as applicable, shall provide written notice to the other Party of such termination, which notice shall include a statement describing in reasonable detail the breach or other circumstances giving rise to such termination, together with supporting documentation.

Section 9.2                                    Liabilities Upon Termination.

(a)                                 Purchaser’s Default. If Seller terminates this Agreement pursuant to Section 9.1(b), Seller shall retain any legal remedies for Purchaser’s breach of this Agreement.

(b)                                 Seller’s Default. If Purchaser terminates this Agreement pursuant to Section 9.1(c), Purchaser shall retain any legal remedies for Seller’s breach of this Agreement.

Section 9.3                                    Effect of Termination. If this Agreement is properly terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect and no Party shall have any further right or obligation under this Agreement, except (a) that nothing herein shall relieve a Party from any liability under, or cause the termination of, Section 9.2(a) and Section 9.2(b), (b) under the Confidentiality Agreement and (c) under the provisions of Section 6.1(c), Section 6.3, Article 9, Article 12 and Appendix A, which shall continue in full force and effect, and Seller shall be immediately free to sell, transfer, encumber or otherwise dispose of the Membership Interests, and the Acquired Company shall be immediately free to sell, transfer, encumber or otherwise dispose of the Subsidiary Membership Interests or their respective assets to any Person without any restriction under this Agreement.

ARTICLE 10

LIMITATION ON ACTIONS

Section 10.1                             Limitation on Actions.

(a)                                 The representations, warranties of the Parties in Article 3, Article 4 and Article 5 and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 8.2(b) and Section 8.3(c), as applicable, shall terminate and be of no further force or effect at Closing (and no Party shall have liability thereunder at or after the Closing).

(b)                                 The (i) covenants and agreements of the Parties in Article 6 that are to be performed prior to Closing and the covenants set forth in Section 6.18 shall survive until the one-year anniversary of the Closing Date and thereafter shall terminate and be of no further force or effect and no Party shall have liability thereunder at or after such one-year anniversary (it being understood that any claim with respect to a breach of any such covenant prior to the one-year anniversary of Closing shall survive such anniversary until such claim is finally resolved), and (ii) all other covenants and agreements of the Parties contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms.

(c)                                  Notwithstanding anything in this Agreement to the contrary, after the Closing, the sole and exclusive remedy for Purchaser or any of its Affiliates with respect to any and all claims based on the representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto by the applicable party (other than claims of, or causes of action arising from, actual fraud or intentional misrepresentation) shall be recovery of any proceeds payable pursuant to any insurance policy of Purchaser and, regardless of the amount collected with respect to any claim(s) made against such insurance (if any), Seller shall not have any liability with respect to such Losses.

(d)                                 Notwithstanding anything herein to the contrary, this Agreement may only be enforced against the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party.  Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement (and not otherwise)), no past, present or future director, Representative, partner, stockholder, Affiliate of a Party or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements set forth in this Agreement, or for any claim based on or arising out of the express terms of this Agreement.  Except to the extent provided herein, each Party hereby releases, remises and forever discharges the other and its Affiliates and all such Parties’ and its Affiliates’ Representatives and other advisors from any and all Proceedings, Damages or causes of action whatsoever, in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of the condition, quality, status or nature of the assets of the Business with respect to rights to contribution under CERCLA or any other Environmental Law.

ARTICLE 11

TAX MATTERS(1)

Section 11.1                             Post-Closing Actions; Cooperation; Allocation.

(a)                                 Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to any of the Company Group, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Purchaser and Seller shall cooperate fully as and to the extent reasonably requested by the other party in connection with any audit or Action relating to Taxes involving the Acquired Company or the Acquired Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, none of Purchaser nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Tax Returns of Seller or any of its Affiliates (or any of its predecessors) other than information relating solely to the Acquired Company or the Acquired Subsidiaries.

(b)                                 For purposes of this Agreement, in the case of Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the portion of such taxable period ending on the Closing Date shall be (a) in the case of property Taxes, ad valorem Taxes or other Taxes based on the value of property, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (b) in the case of any other Taxes, based on a closing of the books of the respective Party (or any of its Affiliates, as applicable) as of the close of business on the Closing Date.

(c)                                  For purposes of this Agreement, in the case of Taxes that are for the privilege of doing business in a period that begins after the Closing Date, such Tax shall be considered a Tax that arises in a period that begins after the Closing Date even if the Tax is computed based on business activity that occurred in a prior period and even if the Tax is computed on a combined group basis. For purposes of the Taxes described in the previous sentence, if the Tax is computed on a combined basis, the Taxes that are for the privilege of doing business will be attributable to each entity in the combined group.

(1)  Note to draft: Parties to insert final provisions once Akin and L&W tax agree on final language.

Section 11.2                             Tax Treatment of Consideration. The Parties acknowledge and agree that for U.S. federal income tax purposes (and to the extent permitted for state and local income Tax purposes) to treat and report the transfer of the Membership Interests by the Seller to the Purchaser as follows:

(a)                                 with respect to the LP Units, as a tax-free contribution by the Seller to the Purchaser of an undivided interest in the assets of the Acquired Company and Acquired Subsidiaries in exchange for LP Units under Section 721 of the Code; and

(b)                                 with respect to the Cash Purchase Price and amount received pursuant to the Aggregate Adjustment (as adjusted pursuant to Section 2.4) (the “Cash Distribution”),

(i)                                     to the extent determined by Seller under Treasury Regulation Section 1.707-4(d), including with respect to the determination of fair market value of the applicable assets, as a reimbursement of preformation capital expenditures incurred by Seller; and

(ii)                                  if the Cash Distribution exceeds the amount described in clause (b)(i) above, as a taxable sale by the Seller to the Purchaser of an undivided interest in the assets of the Acquired Company and the Acquired Subsidiaries in exchange for the Cash Distribution pursuant to Section 707(a) of the Code, as reduced by the amount allocated as a reimbursement of capital expenditures under clause (b)(i) above, plus any portion of the assumed liabilities of the Acquired Company or any Acquired Subsidiary required to be treated as consideration for the sale of the Acquired Company and/or Acquired Subsidiaries’ assets under Treasury Regulation Section 1.707-5 (the amount determined under this clause (b)(ii) is hereinafter referred to as the “Allocation Purchase Price”);

(c)                                  to the maximum extent permitted under Treasury Regulation Section 1.707-5, the assumption of liabilities of the Company Group as the assumption of “qualifying liabilities” (as that term is defined in Treasury Regulation Section 1.707-5(a)(6)), including in connection with the contribution described in clause (b) above.

The Purchaser and the Seller agree to act at all times in manner consistent with the U.S. federal income tax treatment as set forth in this Section 11.2.

Section 11.3                             Allocation of Purchase Price.

(a)                                 Seller and Purchaser agree to allocate the Allocation Purchase Price among the assets of the Company Group in accordance with Sections 751 and 1060 of the Code and the methodology set forth on Schedule 11.3. Not later than 90 days after the Closing, Purchaser shall deliver to Seller a statement, allocating the Allocation Purchase Price among the assets of the Company Group that the Purchaser is deemed to purchase under Section 707 in accordance with Sections 751 and 1060 of the Code and the methodology set forth in Schedule 11.3 (the “Allocation Statement”).

(b)                                 The Seller shall have 30 days to review and notify the Purchaser in writing of any reasonable, good faith disagreement with the Allocation Statement. If the Seller does not timely notify the Purchaser of any such disagreement with the Allocation Statement, the Seller shall be conclusively deemed to have accepted and agreed to the Allocation Statement. If the Seller notifies the Purchaser within 30 days of any such disagreement, Purchaser and Seller shall use Commercially Reasonable Efforts to resolve such dispute within 30 days. In the event that Purchaser and Seller are unable to resolve such dispute within 30 days, Purchaser and Seller shall jointly retain a mutually agreeable, nationally recognized accounting firm (that does not have a material relationship with either Seller or Purchaser, or any of their respective Affiliates) (the “Tax Allocation Referee”) to resolve the disputed items provided that any resolution shall be in accordance with the methodology set forth in Schedule 11.3. Notwithstanding anything to the contrary herein, Purchaser and Seller (and the Tax Allocation Referee, if applicable) shall resolve all disputed items no later than thirty (30) days after retaining the Tax Allocation Referee. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The fees and expenses payable to the Tax Allocation Referee shall be split equally between Purchaser and Seller. Seller and Purchaser agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with a federal income Tax Return for the taxable year that includes the date of the Closing). Neither Purchaser nor Seller shall agree to any proposed adjustment to the Allocation Statement by any Taxing authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation Statement, and neither Purchaser nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing authority challenging such Allocation Statement. Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each Party shall deliver to the other Party a copy of its Form 8594.

Section 11.4                             Characterization of Certain Payments. The Parties agree that any payments made pursuant to Section 2.4 shall be treated for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.

Section 11.5                             Transfer Taxes. All sales or other transfer Taxes related to the transactions contemplated by this Agreement shall be borne equally by the Seller and the Purchaser.

ARTICLE 12

MISCELLANEOUS

Section 12.1                             Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by facsimile (or electronic .pdf format transmission) is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 12.2                             Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:

Bridger, LLC

2009 Chenault Drive, Suite 100

Carrollton, TX 75006

Facsimile:                                         (214) 296-2836

Attention:                                         General Counsel

Email:            tlee@bridgergroup.com

With a copy (which shall not constitute notice) to:

Riverstone Holdings LLC

712 5th Ave., 36th Floor

New York, NY 10019

Facsimile:                                         (212) 993-0077

Attention:                                         General Counsel

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Facsimile:                                         (212) 751-4864

Attention:                                         Charles E. Carpenter

If to Purchaser:

Ferrellgas Partners, L.P.

7500 College Boulevard, Suite 1000

Overland Park, Kansas 66210

Facsimile:                                         (816) 792-7449

Attention:                                         General Counsel

With copies(which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld, LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Facsimile:                                         713-236-0822

Attention:                                         John Goodgame / Andy Lehman

Each Party may change its address for notice by notice to the other Parties in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 12.3                             Costs and Expenses. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 12.4                             Governing Law; Jurisdiction.

(a)                                 Without regard to principles of conflicts of law, this Agreement, and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to its rules or principles of conflict of laws.

(b)                                 The Parties hereby irrevocably submit to the exclusive jurisdiction of (i) courts of the State of Delaware, County of New Castle, or (ii) the United States District Court for the District of Delaware, for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such courts), so long as such court shall have subject matter jurisdiction over such Proceeding. The Parties further agree that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 12.2 shall be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Laws, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in any such court or any defense of inconvenient forum for the maintenance of such Proceeding. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(C)                               EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 12.5                             Specific Performance. Notwithstanding anything in this Agreement to the contrary, (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the other Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including, subject to the terms of this Agreement, consummation of the Closing, and injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (b) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (c) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. All remedies contemplated herein shall, subject to Section 10.1(c), be cumulative and not exclusive and shall be in addition to any other remedies which an applicable Person may have under this Agreement or otherwise.  Any exercise of rights contemplated herein shall not be deemed an election of remedies by the Person so exercising such rights.

Section 12.6                             Waivers. A failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by Seller or Purchaser, as applicable, by an instrument signed by such party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.7                             Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 12.8                             Entire Agreement. This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto) and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 12.9                             Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 12.10                      No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided (including by reference of acknowledgment of waivers) in Section 6.1(d), Section 6.8, Section 6.14, Article 10 and Section 12.16 to the Persons described therein.

Section 12.11                      Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 12.12                      Limitations on Damages. No Party shall be liable hereunder for any (i) punitive, exemplary, remote, or speculative Damages, whether based on contract, strict liability, other applicable Law or otherwise and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault or (ii) indirect, special, or consequential Damages that were not reasonably foreseeable, whether based on contract, strict liability, other applicable Law or otherwise and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault.

Section 12.13                      Conspicuous. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 12.14                      Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 12.15                      Severability. Subject to the provisions of Section 6.10(e), the invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, and this Agreement, with respect to such invalid or unenforceable provision, shall be reformed, construed and enforced in the applicable jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid or unenforceable provision.

Section 12.16                      Waiver.

(a)                                 It is acknowledged by each of the Parties that Seller and Riverstone have retained Latham & Watkins, LLP (“L&W”) to act as its counsel in connection with the transactions contemplated hereby and that L&W has not acted as counsel for any other Party in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Purchaser agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of L&W’s representation of Seller and Riverstone whether or not in connection with the transactions contemplated by this Agreement, including all communications among L&W and Riverstone, Seller and/or their respective Affiliates whether or not in connection with the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between any member of the Company Group and L&W, except with regards to tax structuring advice to the Acquired Company, are hereby assigned and transferred to Seller, (ii) the Acquired Company and the Acquired Subsidiaries hereby release all of their respective rights and interests to and in such communications, except with regards to tax structuring advice to the Acquired Company, and related materials and (iii) the Acquired Company and the Acquired Subsidiaries hereby release any right to assert or waive any privilege related to the communications referenced in this Section 12.16 and acknowledge and agree that all such rights shall reside with Seller and Riverstone, as applicable.

(b)                                 The Parties agree that, notwithstanding any current or prior representation by L&W in connection with the transactions contemplated hereby, L&W shall be allowed to represent Seller, Riverstone or any of their respective Affiliates in any matters and disputes adverse to Purchaser, the Acquired Company or the Acquired Subsidiaries that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby; and Seller and Purchaser hereby waive any conflicts or claim of privilege that may arise in connection with such representation.

(c)                                  Purchaser acknowledges that any advice given to or communication with any Seller, Riverstone or any of their respective Affiliates (other than the Acquired Company and the Acquired Subsidiaries) shall not be subject to any joint privilege and shall be owned solely by Seller and/or Riverstone, as applicable. Purchaser and Seller each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than L&W.

This Section 12.16 is for the benefit of Seller and Riverstone and their respective Affiliates and such Persons are intended third-party beneficiaries of this Section 12.16. This Section 12.16 shall be irrevocable, and no term of this Section 12.16 may be amended, waived or modified, without the prior written consent of Seller.

Section 12.17                      Confidentiality of Agreement. The Parties agree to keep the provisions of this Agreement confidential except: (a) as permitted by Section 6.3 or (b) disclosure to Seller’s or Purchaser’s Representatives.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

SELLER:

BRIDGER, LLC

By:	/s/ Julio E. Rios, II
Name:	Julio E. Rios, II
Title:	President and Chief Executive Officer

[Signature Page to the Purchase and Sale Agreement]

PURCHASER:

FERRELLGAS PARTNERS, L.P.,

By:	Ferrellgas, Inc., its general partner

By:	/s/ Stephen L. Wambold
Name:	Stephen L. Wambold
Title:	Chief Executive Officer and
President

[Signature Page to the Purchase and Sale Agreement]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT, DATED AS OF MAY 29, 2015, BY AND BETWEEN SELLER AND PURCHASER

DEFINITIONS

“Accounting Firm” has the meaning set forth in Section 2.4(c).

“Accounting Principles” has the meaning set forth in Section 2.3.

“Acquired Company” has the meaning set forth in the Recitals of this Agreement.

“Acquired Subsidiaries” means the Subsidiaries set forth on Schedule 4.4; provided, however, that StarMex Big Wells, LLC shall be excluded from the definition of “Acquired Subsidiaries” for all purposes under this Agreement other than Section 2.1, Section 4.3 and Section 4.4.

“Acquired Subsidiary Membership Interests” has the meaning set forth in the Recitals of this Agreement.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common control with such Person.

“Aggregate Adjustment” means an amount, which may be a positive or a negative number, equal to the sum of (i) the amount (positive or negative) obtained by subtracting the Target Net Working Capital from the Closing Date Net Working Capital, (ii) a negative amount equal to the amount, if any, of the Company Indebtedness immediately prior to Closing and (iii) a negative amount equal to the accrued but unpaid Transaction Expenses.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocation Purchase Price” has the meaning set forth in Section 11.2(b).

“Allocation Statement” has the meaning set forth in Section 11.3(a).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Balance Sheet” has the meaning set forth in Section 4.6.

Appendix A-1

“Balance Sheet Date” means March 31, 2015.

“Books and Records” means the books of account, minute books, membership record books and other books and records (whether in writing, electronic or machine readable form) of the Acquired Company and the Acquired Subsidiaries.

“Bridger Group” means Seller and each of its Subsidiaries, other than the Acquired Company and the Acquired Subsidiaries.

“Bridger Group Contracts” has the meaning set forth in Section 6.16.

“Bridger Marketing” means Bridger Marketing, LLC, a Louisiana limited liability company.

“Bridger Marks” means any name containing “Bridger”, the Bridger logo and any and all variations or derivations of that name and logo, and related or similar trade names, trademarks, service marks or logos to which any member of the Bridger Group hold rights.

“Business” means the business of providing crude oil transportation and logistics services in the United States as conducted by the Acquired Company or any of the Acquired Subsidiaries on and prior to the date hereof, including the direct and indirect management or provision of crude oil truck transportation, pipeline terminaling, pipeline transportation, rail terminaling, rail transportation, and maritime transportation services.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Business Employee” means each employee of the Acquired Company and the Acquired Subsidiaries and each Transfer Employee.

“Cash Distribution” has the meaning set forth in Section 11.2(b).

“Cash Purchase Price” has the meaning set forth in Section 2.2.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Date Net Working Capital,” which may be a positive or negative number, means an amount equal to the total current assets of the Acquired Company (including any accrued and unpaid Retention Bonus Amount) minus the total current liabilities of the Acquired Company as of the Closing Date, in each case as determined in accordance with the illustrative calculation set forth on Schedule 2.3 and the Accounting Principles.

“Closing Statement” has the meaning set forth in Section 2.4(a).

Appendix A-2

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts that are reasonably within the contemplation of the Parties on the date hereof, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and that do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

“Company Consents” has the meaning set forth in Section 4.2.

“Company Contracts” has the meaning set forth in Section 4.10(a).

“Company Group” has the meaning set forth in the Recitals of this Agreement.

“Company Indebtedness” means all Indebtedness of the Acquired Company and the Acquired Subsidiaries, including (with respect to calculations at or as of the Closing Date) the amount of any prepayment penalty or premium for redemption or repayment thereof on the Closing Date, all calculated in accordance with the Accounting Principles.

“Company Leases” has the meaning set forth in Section 4.14(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated April 18, 2015 between Purchaser and Seller.

“Continuing Employees” has the meaning set forth in Section 6.9(b).

“Contract” mean any agreement, contract or other legally binding commitment or instrument including all amendments thereto.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Customary Post-Closing Notices” means any and all notices that are required to be provided to Governmental Bodies or other Persons following the completion of the transactions contemplated by this Agreement.

“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include those types of damages to the extent excluded pursuant to Section 12.12.

Appendix A-3

“Debt Commitment Letter” means that certain Debt Commitment Letter, dated May 29, 2015, by J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. to Ferrellgas Partners, L.P.

“Debt Financing” has the meaning set forth in Section 6.14.

“Debt Financing Party” has the meaning set forth in Section 6.14.

“Defensible Title” means, such title and ownership that:

(a)                                 provides good and defensible ownership of such real property free and clear of Liens, other than Permitted Liens; and

(b)                                 entitles the holder thereof to operate, maintain, repair, replace and use such property as it is currently being or has been operated, maintained, repaired, replaced and used.

“Easements” means the rights-of-way and easements of the Acquired Company or the Acquired Subsidiaries that are material to the operation and conduct of the Business

“Employee Plan” has the meaning set forth in Section 4.17.

“Environmental Laws” means any federal, state or local Laws applicable as of the date hereof and relating to (i) the protection of the environment from actual or potential exposure (or the effects of exposure) to any actual or threatened Release (whether past or present) of any Hazardous Substances or (ii) pollution, natural resource damages, conservation of resources, waste management or the manufacture, generation, production, processing, distribution, use, treatment, labeling, storage, Release, emission, discharge, remediation, removal, disposal, transport or handling of any toxic or Hazardous Substance or material (including asbestos, polychlorinated biphenyls, crude petroleum and its fractions or derivatives thereof) or occupational health and safety as it relates to occupational exposures to such Hazardous Substances, including any regulations promulgated by any Governmental Body pursuant to any of the foregoing.

“Environmental Liabilities” means any and all environmental response costs (including costs of investigation and remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (i) pursuant to any Environmental Laws, Governmental Orders (including binding and final settlements with) any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws and to the extent attributable to the ownership or operation of the Business or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws and to the extent attributable to the ownership or operation of the Business.

Appendix A-4

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and/or losses of, or distribution of assets of, or to participate in the control of, the issuing entity.

“Equity Purchase Price” has the meaning set forth in Section 2.2.

“Equity Securities” means (i) Equity Interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests, and (iii) securities convertible into or exercisable or exchangeable for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to a Person, any entity that is a member of a “controlled group” (defined as any organization which is a member of a “controlled group of corporations” with or is under “common control” within the meaning of Section 414(b), (c), (m) or (o) of the Code) with such Person.

“Estimated Aggregate Adjustment” means an amount, which may be a positive or a negative number, equal to the sum of (i) the amount (positive or negative) obtained by subtracting the Target Net Working Capital from Seller’s good faith estimate of the Closing Date Net Working Capital and (ii) a negative amount equal to the amount of Seller’s good faith estimate of the Company Indebtedness, if any, immediately prior to the Closing.

“Estimated Cash Purchase Price” means (i) the Cash Purchase Price, plus (ii) the Estimated Aggregate Adjustment, minus (iii) the Seller Portion of the R&W Premium Amount.

“Estimated Closing Statement” has the meaning set forth in Section 2.3.

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Adjustment Amount” has the meaning set forth in Section 2.4(c).

“Financial Statements” has the meaning set forth in Section 4.6.

“Fundamental Representations” means the representations and warranties in Section 3.2, Section 3.3, Section 3.4, Section 3.7, Section 4.1, Section 4.3, Section 4.4, Section 4.13, Section 5.1, Section 5.2 and Section 5.4.

“GAAP” means U.S. generally accepted accounting principles.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation, operation and governance of such entity, including (a) in the instance of a corporation, the articles or certificate of incorporation and bylaws of such corporation, (b) in

Appendix A-5

the instance of a limited partnership, the certificate of formation and the limited partnership agreement, and (c) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States, Native American Indian Tribe, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, established or entered by or with any Governmental Body.

“Hazardous Substances” means, collectively, any substance that is identified as hazardous and regulated (or the cleanup of which can be required) under any applicable Environmental Laws, and, in addition, any substance which requires special handling, storage or disposal procedures to avoid a Release or whose use, handling, storage or disposal is in any way regulated, or as may give rise to liability under any applicable Environmental Laws. Without limiting the generality of the foregoing, Hazardous Substances shall include (i) “hazardous wastes,” “solid wastes” (excluding office, household or similar solid wastes), “hazardous substances,” “toxic substances,” “pollutants,” or “contaminants” or other similar identified designations in any Environmental Laws; and (ii) petroleum, crude oil, refined petroleum products and fractions or by-products thereof, in each case whether in their virgin, used or waste state.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Indebtedness” means (without duplication) the aggregate amount of the following obligations: (i) any indebtedness for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligations in the nature of accrued fees, interest, premiums or penalties in respect of any of the foregoing, (iv) any swap, collar, cap or other Contracts, (v) any obligations under acceptance credit, letters of credit or similar facilities, other than trade payables or the undrawn portion of any of the foregoing, (vi) any capital lease obligations, (vii) any liability that would be required to be classified as indebtedness on a balance sheet prepared in accordance with GAAP and (viii) any guaranty of any of the foregoing.

“Insurance Policies” has the meaning set forth in Section 6.11.

“Intellectual Property” means patents, patent applications, trademarks, trademark registrations or applications therefore, trade names, service marks, service mark rights, logos, domain names, corporate names and associated goodwill, copyrights (including software), copyright registrations or applications therefore, trade secrets, know-how, processes, confidential business information, engineering data, maps, interpretations, and other confidential and proprietary information.

Appendix A-6

“Interim Financial Statements” has the meaning set forth in Section 4.6.

“Knowledge” means, with respect to Seller, the actual knowledge, after due inquiry, of the individuals set forth on Schedule 3.1, and with respect to Purchaser, the actual knowledge, after due inquiry, of the individuals set forth on Schedule 5.1.

“L&W” has the meaning set forth in Section 12.16.

“Laws” means all Permits, statutes, laws (including common law), judgments, decrees, rulings, rules, tariffs, regulations, ordinances, orders, and codes of Governmental Bodies.

“Lien” means any claim, lien, adverse claim, mortgage, security interest, pledge, charge, setoff, option, encumbrance or restriction of any kind.

“LP Consideration Units” has the meaning set forth in Section 3.9.

“LP Units” means the limited partnership units of Ferrellgas Partners, L.P..

“Material Adverse Effect” means an event, change, effect, development, condition or occurrence that results (or would reasonably be expected to result) in a material adverse effect on (a) the assets, liabilities, financial condition or results of operations of the Company Group, (b) the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby in a timely fashion and in accordance with the terms hereof or (c) the ownership interest in, value or use of the Business, in each case taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include (i) any occurrences, changes, circumstances or effects that (A) affect generally the international, national, regional or local economic, market, currency, financial, credit or political conditions in the area in which the assets of the Business are located, the United States or worldwide; (B) affect generally the oil, gas or transportation industries such as fluctuations in the price of oil or gas (including oil and/or natural gas price differentials), from general developments or conditions in the oil, gas or transportation industries, or from other general economic conditions, facts or circumstances; (C) result from any of the transactions contemplated by this Agreement or the public announcement thereof; (D) result from the effects of conditions or events resulting from an act of war (whether or not declared), an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, without limitation any acts of sabotage or terrorism (including the escalation or worsening or any changes imposed by a Governmental Body associated with additional security in connection with any of the foregoing); (ii) seasonal reductions in revenues and/or earnings of the Acquired Company, the Acquired Subsidiaries or any member of the Bridger Group in the ordinary course of business; (iii) any change in applicable Laws; (iv) any effects of weather, meteorological events, natural disasters or other acts of God (including earthquakes or similar catastrophes; (v) any changes to GAAP or the interpretation thereof; (vi) any action taken or not taken at the request of, or with the consent of, Purchaser; or (vii) any actions permitted under this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i)(A), (i)(B), (i)(D), (iii), and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and only to the extent such state of affairs, changes, effects, events or occurrences has had or would

Appendix A-7

reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Material Permits” has the meaning set forth in Section 4.9.

“Membership Interests” has the meaning set forth in the Recitals of this Agreement.

“Owned Real Property” has the meaning set forth in Section 4.14.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Pay-Off Amount” means the amount of Company Indebtedness as of the Closing Date.

“Permits” means any permits, licenses, approvals or authorizations by, or filings with, Governmental Bodies.

“Permitted Liens” means:

(a)                                 Liens for Taxes that are not yet due and payable, that are being contested in good faith by appropriate proceedings or, if an appropriate reserve therefor has been established in the Financial Statements, that do not materially affect or impair the use or operation or the cost of operation of the Business or the ability of the Acquired Company and the Acquired Subsidiaries to conduct the Business (as currently operated, used or conducted);

(b)                                 mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens (i) arising or incurred in the ordinary course of business that are not yet due and payable or (ii) so long as not resulting from a breach of Contract or violation of Law or Governmental Order, that do not materially affect or impair the use or operation or the cost of operation of the Business or the ability of the Acquired Company and the Acquired Subsidiaries to conduct the Business (as currently operated, used or conducted);

(c)                                  unrecorded rights of use, easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, and logging rights on, over or through the applicable assets of the Business and other defects or irregularities in title, or encumbrances on, the applicable asset that do not materially affect or impair the use or operation or the cost of operation of the Business to which they relate or the ability of the Acquired Company and the Acquired Subsidiaries to conduct the Business (as currently operated, used or conducted);

(d)                                 matters that are properly recorded in the county where the affected assets of the Business are located and zoning, municipal planning, building codes or other applicable Laws regulating the use, development or occupancy of real property, including building and use restrictions and covenants;

(e)                                  any obligations or duties affecting such asset under a Material Permit listed in Schedule 4.9;

Appendix A-8

(f)                                   Liens arising under or created by any Company Contract set forth on Schedule 4.10(a); and

(g)                                  easements and rights-of-way that do not materially restrict the use or operation or the cost of operation of the Acquired Company’s property or the ability of the Acquired Company to conduct the Business (as currently operated, used or conducted).

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Pre-Reorganization Company Group” means the Company Group, but excluding Bridger Real Property, LLC and its Subsidiaries and Bridger Administration Services II, LLC.

“Proceedings” means all proceedings, actions, complaints, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Body.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Financial Statements” has the meaning set forth in Section 5.15.

“Purchaser Group” means Purchaser, its Affiliates as of the Closing Date, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Purchaser SEC Documents” has the meaning set forth in Section 5.14(a).

“R&W Insurance Policy” has the meaning set forth Section 6.19.

“Real Property Assets” has the meaning set forth in Section 4.14(b).

“Registration Rights Agreement” has the meaning set forth in Section 8.2(f).

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Release Agreement” has the meaning set forth in Section 8.2(j).

“Representatives” mean, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.

Appendix A-9

“Required Information” has the meaning set forth in Section 6.17(a).

“Retention Bonus Amount” means any amounts paid to an employee of a member of the Company Group in respect of retention with the Company Group after Closing other than the amounts set forth on Schedule 6.5.

“Riverstone” means Riverstone V Bridger Holdings, L.P., a Delaware limited partnership.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Group” means Seller, the Bridger Group, Riverstone and each of their respective current and former Affiliates and equityholders, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Seller Portion of the R&W Premium Amount” means $2,500,000.

“Straddle Period” shall mean any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which (i) membership interests, securities or other ownership interests having the power to designate the managing member or ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person or (ii) such Person is the managing member or general partner.

“Subsidiary Membership Interests” has the meaning set forth in the Recitals of this Agreement.

“Target Net Working Capital” means $2,300,000.

“Tax” or “Taxes” means all federal, state, local, and foreign income, gross income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties which may be imposed with respect thereto.

“Tax Allocation Referee” has the meaning set forth in Section 11.3(b).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

Appendix A-10

“Termination Date” has the meaning set forth in Section 9.1(d).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Transaction Expenses” means all fees, costs and expenses of any financial advisors, consultants, or attorneys engaged by the Seller or any of its Affiliates and payable by any member of the Company Group in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement.

“Transfer Employee” means each employee of the Bridger Group who provides services with respect to the business of the Company Group and who Seller has designated as being in-scope for the transactions contemplated by this Agreement.

“Transfer Employee Liabilities” has the meaning set forth in Section 6.9(a).

“Transportation Logistics Agreement” has the meaning set forth in Section 8.2(n).

“Transfer Taxes” has the meaning set forth in Section 11.5.

“WARN” has the meaning set forth in Section 6.9(h).

“Year-End Financial Statements” has the meaning set forth in Section 4.6.

Appendix A-11